Exhibit 10.1

CLIFFORD CHANCE US LLP

EXECUTION VERSION

DATED AS OF MAY 8, 2014

AMONG:

WATERFALL COMMERCIAL DEPOSITOR LLC, AS A SELLER,

SUTHERLAND ASSET I, LLC AS A SELLER

AND

CITIBANK, N.A., AS BUYER,

MASTER REPURCHASE AGREEMENT

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32.	CAPTIONS	60

33.	COUNTERPARTS; ELECTRONIC SIGNATURES	60

34.	SUBMISSION TO JURISDICTION; WAIVERS	60

35.	WAIVER OF JURY TRIAL	61

36.	ACKNOWLEDGEMENTS	61

37.	RESERVED	61

38.	ASSIGNMENTS; PARTICIPATIONS	61

39.	SINGLE AGREEMENT	62

40.	INTENT	63

41.	CONFIDENTIALITY	63

42.	SERVICING	64

43.	PERIODIC DUE DILIGENCE REVIEW	64

44.	SET-OFF	65

45.	JOINT AND SEVERAL LIABILITY	65

46.	ENTIRE AGREEMENT	66

SCHEDULE 1A	Representations and Warranties for Certificates	1A-1

SCHEDULE 1B	Representations and Warranties for Loans	1B-1

SCHEDULE 2	Filing Jurisdictions and Offices	2-1

EXHIBIT A	Reserved	A-1

EXHIBIT B-1	Sellers’ Indebtedness	B-1-1

EXHIBIT B-2	Loan Sellers’ Subsidiaries	B-2-1

EXHIBIT C	Form Of Confidentiality Agreement	C-1

EXHIBIT D	Form of Servicer Instruction Letter	D-1

EXHIBIT E	Form of Owner Trustee Instruction Letter	E-1

EXHIBIT F	Form of Officer’s Certificate	F-1

EXHIBIT G	Form of Security Release Certification	G-1

EXHIBIT H	Notices	H-1

EXHIBIT I	Form of Power of Attorney – Certificate Seller	I-1

EXHIBIT J	Form of Power of Attorney – Loan Seller	J-1

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MASTER REPURCHASE AGREEMENT, dated as of May 8, 2014, among WATERFALL COMMERCIAL DEPOSITOR LLC, a Delaware limited liability company as a seller (the “Certificate Seller” or a “Seller”) and SUTHERLAND ASSET I, LLC, a Delaware limited liability company as a seller (the “Loan Seller” or a “Seller”, and together with the Certificate Seller, the “Sellers”) and CITIBANK, N.A., a national banking association as buyer (“Buyer”).

1.            APPLICABILITY

Buyer shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which (i) the Certificate Seller transfers to Buyer a Certificate representing the ownership in a Trust, the assets of which consist of Loans, or (ii) the Loan Seller transfers to Buyer Eligible Loans, in each case against the transfer of funds by Buyer in an amount equal to the Purchase Price, with a simultaneous agreement by Buyer to transfer to the Certificate Seller or the Loan Seller such Certificate or Loans, as applicable, at a date certain, which shall not be later than the earlier of 364 days from the related Purchase Date (as defined below) and the Termination Date, against the transfer of funds by the related Seller, in an amount equal to the Repurchase Price..The Purchase Price and Repurchase Price for each Transaction shall be determined using the Market Value of the related Loans owned by the Trust related to each Certificate or sold to Buyer by the Loan Seller, as applicable..Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.            DEFINITIONS AND ACCOUNTING MATTERS

(a)            Defined Terms.  As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall have the meaning provided in the Servicing Agreement.

“Additional Amounts” shall have the meaning provided in Section 5.

“Administrative Agency Agreement” shall mean the Administrative Agency Agreement dated as of January 31, 2012, by and between Depositor, Paying Agent, Owner Trustee and Trust’s Agent, as such agreement may be amended from time to time.

“Affiliate” shall mean, (a) with respect to Sellers, each of Guarantor and ReadyCap Holdings, LLC, (b) with respect to Guarantor, each Seller and ReadyCap Holdings, LLC and (c) with respect to Buyer, Citigroup Global Markets Realty Corp.

“Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Applicable Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

“BPO” shall mean, with respect to a Loan, a broker’s price opinion prepared by a duly licensed real estate broker who has no interest, direct or indirect, in the Loan or in Seller or any Affiliate of Seller and whose compensation is not affected by the results of the broker’s price opinion and which valuation indicates the expected proceeds for a sale of the related Mortgaged Property..Unless otherwise agreed in writing by Buyer, each BPO shall take into account at least three (3) sales of comparable Loans and at least three (3) listings of comparable Loans.

“BPO Value” shall mean with respect to a Loan, the value of such Loan set forth in the most recently obtained BPO.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, banking and savings and loan institutions in the States of New York, the City of New York or the city or state in which Custodian’s, Paying Agent’s or Owner Trustee’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Certificate Custodial Agreement” shall mean the Custodial Agreement dated as of January 10, 2012 between Sutherland Asset I, LLC and the Custodian, as such agreement may be amended from time to time.

“Certificates” shall mean each Trust Certificate issued pursuant to a Series Trust Agreement, representing 100% of the beneficial ownership in the related Trust.

“Change of Control” shall mean, (a) with respect to Guarantor, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of Guarantor if after giving effect to such acquisition such Person or Persons owns twenty percent (20%) or more of such outstanding shares of voting stock, or (b) Tom Capasse and Jack Ross are no longer employed by Guarantor.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account identified in the Collection Account Control Agreement.

“Collection Account Control Agreement” shall mean the collection account control agreement to be entered into by Buyer, Sellers and Control Bank to be entered into with respect to the Collection Account as of the date hereof.

“Commitment Fee” shall mean the Commitment Fee payable pursuant to Section 4(c)(i).

“Commitment Fee Percentage” shall have the meaning assigned to it in the Pricing Side Letter.

“Committed Amount” shall have the meaning assigned to it in the Pricing Side Letter.

“Compliance Certificate” shall have the meaning provided in the Pricing Side Letter.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Control Bank” shall mean Citibank, N.A. in its capacity as control bank.

“Custodial Agreement” shall mean (a) with respect to each Loan owned by a Trust represented by a Purchased Certificate, the Certificate Custodial Agreement and (b) with respect to each Purchased Loan, the Loan Custodial Agreement, in each case as such agreement may be amended from time to time in accordance with its terms.

“Custodial Assignment Agreement” shall mean with respect to each Loan owned by a Trust represented by a Purchased Certificate, each the Assignment, Assumption and Recognition Agreement, dated as of February 10, 2012 among Sutherland Asset I, LLC, Sutherland Grantor Trust, Series I and Custodian.

“Custodial Certification” shall have the meaning provided in the applicable Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association or another custodian appointed by the related Trust or the Loan Seller, as applicable, and approved by Buyer.

“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, could become an Event of Default.

“Delinquent” shall mean, with respect to a Loan, such Loan is thirty (30) or more days past due with respect to scheduled payments of principal and interest.

“Depositor” shall mean the Certificate Seller in its capacity as depositor pursuant to the Master Trust Agreement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 44 hereof with respect to any or all of the Loans or Sellers or related parties, as desired by Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied or waived in writing by Buyer.

“Electronic Transmission” shall mean the delivery of information by e-mail, facsimile or in another electronic format acceptable to the applicable recipient thereof..An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“Environmental Laws” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy or rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which either Seller is a member.

“Event of Default” shall have the meaning provided in Section 18 hereof.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the exception report prepared by Custodian pursuant to the Custodial Agreement.

“Excluded Taxes” shall mean (i) any income taxes, branch profits taxes, franchise taxes, or other taxes, levies, imposts, or similar deductions, charges or withholdings measured by or enforced on gross receipts or net income that is imposed by the United States, a state, a foreign jurisdiction under the laws of which Buyer (or any assignee or Participant) is organized, maintains its applicable lending office or the office from which it books the Transactions, or has a present or former connection, and any political subdivision of any of the foregoing, (ii) any taxes, levies, imposts, or similar deductions, charges or withholdings imposed under FATCA, and (iii) any taxes, levies, imposts, or similar deductions, charges or withholdings that are imposed by the United States (or any agency thereof) pursuant to a law in effect on the date on which the applicable Buyer becomes a party to any Program Document or otherwise acquires any interest in the Obligations) or changes its lending office or the office from which it books the Transactions (except in each case to the extent that, pursuant to Section 5, Additional Amounts in respect of such taxes were payable to such Buyer’s assignor immediately before such Buyer became a party to such Program Document or otherwise acquired an interest in the Obligations, or to such Buyer immediately before it changed its lending office, as applicable), and, in each case, any liabilities for penalties, interest, and additions to tax with respect thereto.

“Executive Order” shall mean Executive Order 13224 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof, as the same may be amended, modified or replaced from time to time.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Funding Notice” shall mean Buyer’s agreement to enter into a Transaction requested by a Seller pursuant to a Transaction Notice..Such Funding Notice shall specify the Loans owned by the related Trust or proposed to be sold to Buyer that Buyer has agreed to include in such Transaction, the related Purchase Date and Repurchase Date, the related Purchase Price for such Transaction and any other terms of such Transaction agreed upon between the related Seller and Buyer.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

“Ginnie Mae” shall mean the Government National Mortgage Association, or any successor thereto.

“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its Properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other servicing obligations in respect of a Mortgaged Property, to the extent required by Buyer..The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith..The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Sutherland Asset Management Corporation as Guarantor under the Guaranty and its successors.

“Guaranty” shall mean the Guaranty Agreement, dated as of the date hereof, by the Guarantor in favor of Buyer, as such agreement may be amended from time to time in accordance with its terms.

“Income” shall mean, with respect to any Purchased Certificate, any principal and/or interest thereon and all dividends, sale proceeds, liquidation proceeds and all other proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, distributions in respect of the Purchased

Certificates or that the holders of the Purchased Certificates would be entitled to from amounts that would be received from the Servicer with respect to each Loan held by the related Trust.

“Indebtedness” shall mean, with respect to any Person: (a) all obligations created, issued or incurred by such Person for borrowed money; (b) obligations to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations; (f) payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit; (g) indebtedness of others guaranteed on a recourse or partial recourse basis by such Person (including pursuant to the Guaranty); (h) all obligations incurred in connection with the acquisition or carrying of fixed assets; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other known or contingent liabilities of such Person; provided that in all cases Indebtedness shall exclude non-recourse liabilities in connection with any securitization transaction.

“Insurance Proceeds” shall mean with respect to each Loan, proceeds of insurance policies insuring such Loan or the related Mortgaged Property.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBO Base Rate” shall mean the rate determined daily by Buyer on the basis of the “BBA’s Interest Settlement Rate” offered for one-month U.S. dollar deposits, as such rate appears on Bloomberg L.P.’s page “BBAM” as of 11:00 a.m. (London time) on such date (rounded to five decimal places) provided that if such rate does not appear on Bloomberg L.P.’s page “BBAM” as of such time on such date, the rate for such date will be the rate determined by reference to the most recently published rate on Bloomberg L.P.’s page “BBAM”; provided further that if such rate is no longer set on Bloomberg L.P.’s page “BBAM”, the rate of such date will be determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its reasonable discretion for use under this Agreement and comparable facilities provided by Buyer through Residential Mortgage Finance, a division of Citi Global Securitized Markets, which rates have performed or are expected by Buyer to perform in a manner substantially similar to the rate appearing on Bloomberg L.P.’s page “BBAM”, and which rate will be communicated to Seller..Notwithstanding anything to the contrary herein, Buyer shall have the sole discretion to re-set the LIBO Base Rate on a daily basis.

“LIBO Rate” shall mean with respect to each Interest Period pertaining to a Transaction, a rate per annum determined by Buyer in its sole discretion in accordance with the following formula (rounded to five decimal places), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

LIBO Base Rate
1.00 – LIBO Reserve Requirements

The LIBO Rate shall be calculated daily.

“LIBO Reserve Requirements” shall mean for any Interest Period for any Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to Buyer in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for euro currency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority..As of the Effective Date, the LIBO Reserve Requirements shall be deemed to be zero.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidity” means with respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to such Person (taking into account applicable haircuts) under committed mortgage loan warehouse and servicer advance facilities for which such Person has unencumbered eligible collateral to pledge thereunder, plus (iv) all Marketable Securities.

“Loan” shall mean a first lien small balance commercial mortgage loan, which is either (i) owned by a Trust represented by a Purchased Certificate (or a Certificate proposed by Seller to be purchased by Buyer), or (ii) sold or proposed to be sold by the Loan Seller to the Buyer in a Transaction hereunder, and in each case including the related Loan Documents held by Custodian on behalf of such Trust or Loan Seller as applicable, pursuant to the Custodial Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents, (ii) all right, title and interest of the Trust or the Loan Seller in and to the Mortgaged Property covered by such Mortgage and (iii) the related Servicing Rights, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.

“Loan Custodial Agreement” shall mean the Custodial Agreement, dated as of May 8, 2014, among Buyer, Loan Seller and Custodian, as amended from time to time.

“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage Asset File for such Loan.

“Loan Schedule” shall mean a hard copy or electronic format incorporating the fields reasonably required by Buyer, which shall include with respect to each Loan to be included in a Transaction without limitation: (i) the Loan number, (ii) the Mortgagor’s name, (iii) the original principal amount of the Loan, (iv) the current principal balance of the Loan and (v) any other information required by Buyer and any other additional information to be provided pursuant to the Custodial Agreement.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit Cure Amount” shall mean, with respect to any Transaction, as of any date of determination, the amount obtained by application of the Margin Deficit Cure Percentage to the Purchase Price for such Transaction as of such date.

“Margin Deficit Cure Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Marketable Securities” shall mean Asset-Backed Securities, as defined in Regulation AB.

“Market Value” shall mean the value, determined by Buyer in its sole discretion in a manner consistent with Buyer’s determination of the market value of similar assets in its portfolio or subject to similar transactions, of the Purchased Loans or the Loans represented by the Purchased Certificates (including the Servicing Rights to the related Loans), if sold in their entirety to a single third-party purchaser taking into account the fact that the Loans may be sold under circumstances in which Sellers are in default under this Agreement..Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer..Buyer shall have the right to mark to market the Loans on a daily basis which Market Value with respect to one or more of the Loans may be determined to be zero..Seller acknowledges that Buyer’s determination of Market Value is for the limited purpose of determining the value of Loans which are subject to Transactions hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Loans achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence..The Market Value shall be deemed to be zero with respect to each Loan that is not an Eligible Loan.

“Market Value Reduction Percentage” shall mean with respect the related monthly Repurchase Date, either (a) if the applicable average Market Value for all Purchased Loans or Loans owned by Trusts represented by Purchased Certificates as of such Repurchase Date has decreased since initial Purchase Date hereunder, the applicable percentage decrease in the aggregate Market Value during the related period between the initial Purchase Date and such Repurchase Date, or (b) if the applicable average Market Value for a pool of Purchased Loans subject to a particular Transaction or Loans owned by a particular Trust represented by a Purchased Certificate as of such Repurchase Date has decreased since the initial Purchase date with respect to such pool or Purchased Certificate as applicable, the applicable percentage decrease in the aggregate Market Value during the related period between the initial Purchase Date for such Purchased Certificate and such Repurchase Date.

“Master Trust Agreement” shall mean either (a) the Master Trust Agreement dated as of January 31, 2012 by and between Depositor, Paying Agent, Securities Intermediary and Owner Trustee, or (b) another master trust agreement entered into by the Depositor and any relevant parties which is substantially similar to the agreement specified in clause (a), in each case as such agreement may be amended from time to time in accordance with its terms.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of either Seller, (b) the ability of each Seller to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Assets or payment of other amounts payable in connection therewith or (f) the Purchased Items.

“Materials of Environmental Concern” shall mean any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.

“Maximum Aggregate Purchase Price” shall mean the sum of (i) the Committed Amount and (ii) in Buyer’s sole discretion, the Uncommitted Amount.

“Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Loan, a rate that is set forth in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date

“Minimum Release Price” shall mean with respect to any Loan, an amount equal to the greater of (i) the portion of the Repurchase Price allocable to such Loan, and (ii) the full amount of proceeds received in connection with the sale of such Loan.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.

“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a first lien on the fee simple or leasehold estate in such real property which secures the Note.

“Mortgage Asset File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” means the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA

Affiliate or as to which a Seller or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

“MV Margin Amount” shall mean, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Purchase Price for such Transaction as of such date.

“MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Net Asset Value” shall mean, with respect to any Person as of any date of determination, the consolidated net book value of all assets of such Person and its subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) determined in accordance with GAAP.

“Net Income” shall mean, for any period, the net income of any Person for such period as determined in accordance with GAAP.

“Note” shall mean, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Obligations” shall mean (a) all of Sellers’ obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities (including without limitation the Commitment Fee) of Sellers or any Trust represented by a Purchased Certificate to Buyer, its Affiliates, Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or Buyer’s interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Sellers’ indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on the Purchased Assets or otherwise exercising Buyer’s rights as owner of Loans or as certificateholder (including terminating the Trusts and realizing, holding, collecting preparing for sale, selling or otherwise disposing of the Loans), or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Sellers’ indemnity obligations to Buyer pursuant to the Program Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Owner Trustee” shall mean U.S. Bank Trust National Association, as owner trustee pursuant to the Master Trust Agreement.

“Owner Trustee Instruction Letter” shall mean a letter agreement among the Certificate Seller, Buyer and Owner Trustee substantially in the form of Exhibit E attached hereto.

“Participants” shall have the meaning assigned thereto in Section 39 hereof.

“Paying Agent and Securities Administrator” shall mean Wells Fargo Bank, National Association as paying agent and securities administrator pursuant to the Master Trust Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by a Seller or, in the case of a Plan subject to Title IV of ERISA, any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.

“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Transaction).  “Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” shall mean the pricing side letter, dated as of the date hereof, among Sellers and Buyer, as the same may be amended, supplemented or modified from time to time.

“Program Documents” shall mean this Agreement, the Guaranty, the Pricing Side Letter, the Servicer Instruction Letter, each Owner Trustee Instruction Letter, the Collection Account Control Agreement, each Trust Document and any other agreement entered into by Seller, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith.

“Prohibited Jurisdiction” shall mean any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.

“Prohibited Person” shall mean any Person:

(i)          listed in the Annex to (the “Annex”), or otherwise subject to the provisions of, the Executive Order;

(ii)         that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)        with whom Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)        who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)         that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi)        who is an Affiliate of a Person listed above.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean, the date on which Loans or Certificates are sold by Seller to Buyer in a Transaction hereunder.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Asset” shall mean a Purchased Certificate or a Purchased Loan.

“Purchased Certificate” shall mean each Certificate subject to a Transaction that has not been repurchased by the Certificate Seller hereunder.

“Purchased Items” shall have the meaning assigned thereto in Section 8 hereof.

“Purchased Loan” shall mean each Loan subject to a Transaction that has not been repurchased by the Loan Seller hereunder.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers or the Guarantor with respect to any Purchased Loans or any Trust represented by Purchased Certificates or the related Loans..Records shall include, without limitation, all instruments and documents necessary for the Buyer to exercise any of its remedies under Section 19, including all documents and instruments required for the holder of the related Certificate to terminate the related Trust and liquidate each related Loan, including without limitation all rights of the Loan Seller or the Trust represented by a Purchased Certificate to obtain any Loan Documents or Servicing Records, and any other instruments necessary to enforce, document or service such Loan.

“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Remittance Date” shall mean with respect to any calendar month, the “Remittance Date” specified in the applicable Servicing Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, .24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code).

“Repurchase Date” shall mean the date occurring on (i) the 28th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Funding Notice, (iii) the date determined by application of Section 19, as applicable, or (iv) the Termination Date..In no event shall the Repurchase Date for any Transaction occur after the Termination Date.

“Repurchase Price” shall mean with respect to a Transaction, the price at which the Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price paid for the Purchased Assets and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or interpretation thereof or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; or any officer authorized to act hereunder as demonstrated by a certificate of corporate resolution.

“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a mortgage loan to the related Mortgagor within thirty (30) days after the date on which such mortgage loan is sold or assigned to such creditor.

“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit F hereto.

“Series Trust Agreement” shall mean (i) with respect to the initial Transaction with respect to Certificates and Sutherland Grantor Trust, Series I, the Series Trust Agreement, dated February 10, 2012 by and between Depositor, Paying Agent and Securities Intermediary, and Owner Trustee, and (ii) for each subsequent Transaction with respect to Certificates, the related series trust agreement entered into pursuant to the related Master Trust Agreement, in each case as such agreement may be amended from time to time in accordance with its terms.

“Servicer” shall mean (i) with respect to the initial Transaction with respect to Certificates, KeyBank National Association, as servicer pursuant to the Servicing Agreement or any successor servicer approved by Buyer (which approval shall not be unreasonably withheld) in accordance with the terms of the Servicing Agreement and (ii) with respect to any subsequent Transaction, the servicer appointed by Loan Seller or the Trust represented by the Purchased Certificate, as applicable, and approved by Buyer (which approval shall not be unreasonably withheld).

“Servicer Instruction Letter” shall mean the letter agreement among Sellers, Buyer and Servicer substantially in the form of Exhibit D attached hereto.

“Servicing Agreement” shall mean (i) with respect to the initial Transaction with respect to Certificates, that certain Servicing Agreement dated as of April 15, 2014, among Sutherland Asset I, LLC, Trust, Servicer and the other owners and (ii) with respect to any subsequent Transaction, the servicing agreement governing the servicing of the Loans owned by the Loan Seller or the applicable Trust represented by the Purchased Certificate and approved by Buyer (which approval shall not be unreasonably withheld); in each case as such Agreement may be amended from time to time; provided that Buyer shall have consented to any such amendment prior to its effectiveness (which consent shall not be unreasonably withheld).

“Servicing File” shall mean with respect to each Loan, the file retained by Servicer on behalf of the Loan Seller or the applicable Trust represented by a Purchased Certificate.

“Servicing Records” shall have the meaning assigned thereto in Section 43(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of the Loan Seller or the applicable Trust represented by a Purchased Certificate or any other Person to service a Loan, whether arising under a Servicing Agreement or otherwise, to administer or service a Loan or to possess related Servicing Records, including the right to terminate any servicing agreement without cause and free and clear of any obligations (including the obligation to repay or reimburse any servicing advances), costs or fees.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties.

“Subsidiary” shall mean with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” shall mean any taxes, levies, imposts, and similar deductions, charges or withholdings, and all liabilities for penalties, interest and additions to tax with respect thereto, imposed by any Governmental Authority, other than Excluded Taxes and Other Taxes.

“Termination Date” shall mean May 7, 2015 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law, or such later date in the event of an extension pursuant to Section 3(j).

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP and less the amount of any non-recourse debt, including any securitization debt.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean a Seller’s request to enter into a Transaction delivered to Buyer pursuant to the terms of this Agreement, specifying the Loans proposed to be sold by Loan Seller or owned or proposed to be owned by the related Trust that the Certificate Seller requests to include in the determination of the Purchase Price for the Transaction, and any loan-level details as reasonably required by Buyer in connection with such Transaction..Each Transaction Notice shall have attached thereto an electronic data file with all required loan-level information.

“Trust” shall mean (i) with respect to the initial Transaction with respect to Certificates, Sutherland Grantor Trust, Series I, and (ii) with respect to each subsequent Transaction with respect to Certificates, the related Trust represented by a Purchased Certificate created pursuant to the Master Trust and a subsequent Series Trust Agreement.

“Trust Account” shall mean with respect to each Trust, the related Trust Account established pursuant to the Master Trust Agreement.

“Trust Documents” shall mean the Master Trust Agreement, and with respect to each Trust, the related Servicing Agreement, the related Custodial Agreement, the related Administrative Agency Agreement, each Custodial Assignment Agreement, each Certificate sold to Buyer in a Transaction hereunder, and each related Series Trust Agreement.

“Trust’s Agent” shall mean Waterfall Asset Management, LLC, a Delaware limited liability company, in its capacity as Trust’s Agent pursuant to the Administrative Agency Agreement.

“Uncommitted Amount” shall have the meaning provided in the Pricing Side Letter.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USC” shall mean the United States Code, as amended.

(b)            Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.

(c)            Interpretation.  The following rules of this subsection (c) apply unless the context requires otherwise.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement.  A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns.  A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof..A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.  A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.  A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.  The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” is not limiting and means “including without limitation”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error.  A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form..Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties..In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself..Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion..Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not reasonably available from or with respect to Seller, a servicer of the Loans, any other Person, or the Loans themselves.

3.           THE TRANSACTIONS

(a)            Subject to the terms and conditions of the Program Documents, Buyer shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, as requested by a Seller, enter into Transactions with a Purchase Price not to exceed the Maximum Aggregate Purchase Price..With respect to Certificates, the Purchase Price will be determined based upon the aggregate Market Value of the Loans owned by the related Trust..Buyer shall have the obligation, subject to the terms and conditions of the Program Documents, to enter into Transactions up to the Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount, which Transactions with respect to the Uncommitted Amount shall be entered into in the sole discretion of Buyer..Unless otherwise agreed by Buyer, all Transactions hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.

(b)            Unless otherwise agreed, a Seller shall request that Buyer enter into a Transaction by delivering to Buyer: (i) a Transaction Notice, (ii) an estimate of the Purchase Price for such Transaction, which in the case of a Certificate shall be determined using the amount allocable to the Loans owned by or proposed to be transferred to the related Trust represented by such Certificate (which estimate may be included in a Transaction Notice), and (iii) a copy of the original Custodial Certification issued by the applicable Custodian to the Loan Seller or the related Trust, as applicable, showing that the related Mortgage Asset Files for each such Loan are held by the Custodian under the Custodial Agreement without Exceptions..A copy of each Custodial Certifications shall be delivered to 540/580 Crosspoint Parkway, Getzville, New York 14068, Attention: Peter Szalowski for the account of Citibank, N.A., telephone number (716) 730-7086, as agent for Buyer by overnight delivery using a nationally recognized insured overnight delivery service..In addition, the related Seller will deliver to Buyer or cause Custodian to deliver to Buyer on each Business Day, via Electronic Transmission acceptable to Buyer, an electronic data file with respect to all Purchased Loans and Loans held by Custodian on behalf of each Trust represented by a Purchased Certificate subject to a Transaction and an Exception Report showing the status of all Purchased Loans and Loans then held by Custodian for each such Trust, including but not limited to the Loans which are subject to Exceptions, and the time the related Loan Documents have been released in accordance with the terms of the Custodial Agreement.

Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price (which shall in all events be at least equal to $1,000,000 on each day that there is a Transaction), Pricing Rate, and Repurchase Date..In addition, each Transaction Notice shall set forth the related portion of the Purchase Price for such Transaction that is allocable to each individual Loan..Each Transaction Notice shall include a Loan Schedule in respect of the Loans proposed to be sold or owned by the related Trust represented by the Certificate that Seller proposes to include in the related Transaction.

Buyer shall notify the related Seller of its agreement to enter into a Transaction and confirm the terms of such Transaction, by delivering to the related Seller a Funding Notice specifying the Loans or Trust Certificates Buyer agrees to include in such Transaction on the related Purchase Date and the portion of the related aggregate Purchase Price allocable to each Loan to be purchased or owned by the related Trust, and any other terms of the related Transaction..In the event of a conflict between the terms set forth in the Transaction Notice delivered by a Seller to Buyer and the terms set forth in the related Funding Notice delivered by Buyer to such Seller, the terms of the related Funding Notice shall control absent manifest error..In the event of a conflict between the terms set forth in this Agreement and the terms set forth in any Funding Notice, the terms of such Funding Notice shall control to the extent that the Funding Notice notes such conflict and specifies that the Funding Notice shall control.

By entering into a Transaction with Buyer, each Seller consents to the terms set forth in the related Funding Notice..The Funding Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Funding Notice relates.

(c)            Upon a Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and (b) have been met, and provided no Default shall have occurred and be continuing, enter into a Transaction for the purchase of Loans or a Certificate, as applicable, by transferring to the related Seller or at such Seller’s direction, via wire transfer in accordance with the written wire transfer instructions provided by such Seller, the Purchase Price in immediately available funds on the related Purchase Date..With respect to each Certificate, the Purchase Price shall be determined using the Market Value of the Loans owned by the related Trust and included in the related Funding Notice..Each Seller acknowledges and agrees that the Purchase Price paid and determined based on the Market Value of any Loans related to any Transaction includes a mutually negotiated premium allocated to the portion of the related Loans that constitutes the related Servicing Rights, which Servicing Rights shall be owned by the Buyer with respect to Purchased Loans and by the related Trust with respect to Purchased Certificates..No additional Loans may be contributed to any Trust represented by a Purchased Certificate following the initial Purchase Date related to such Purchased Certificate.

(d)            Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

(i)          Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein;

(ii)        Buyer determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBO Base Rate” in Section 2 upon the basis of which the rate of interest for Transactions is to be determined is not likely to adequately cover the cost to Buyer of purchasing and holding the Purchased Assets hereunder; or

(iii)       it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on the LIBO Base Rate;

then Buyer shall give Sellers prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to enter into Transactions with respect to additional Loans or Certificates hereunder, and Seller shall, at its option, either (a) pay the Repurchase Price and all other Obligations then due and owing hereunder within thirty (30) days of Seller’s receipt of such notice from Buyer and terminate this Agreement or (b) pay a Pricing Rate at a rate per annum as determined by Buyer taking into account the increased cost to Buyer of maintaining the Transactions..In the event Sellers elect to pay the Repurchase Price and all other Obligations and terminate this Agreement pursuant to clause (a) above, Sellers shall be entitled to a refund of a pro rated portion of any Commitment Fee actually paid by Sellers with respect to any period after the date on which such payment and termination become effective.

(e)            Sellers shall repurchase the related Purchased Assets from Buyer on each related Repurchase Date..Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan or any Loan held by the Trust.

(f)            Provided that no Default shall have occurred and be continuing, unless Buyer is notified by the Sellers to the contrary not later than 11:00 a.m. New York City time at least two (2) Business Days prior to any such Repurchase Date, on each related Repurchase Date each Purchased Asset shall automatically become subject to a new Transaction..In such event, the related Repurchase Date on which such Transaction becomes subject to a new Transaction shall become the “Purchase Date” for such Transaction.  For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

(g)            If a Seller intends to repurchase any Purchased Assets or pay the portion of the Repurchase Price allocable to any Loans on any day that is not a Repurchase Date, such Seller shall give prior written notice thereof to Buyer by 2:00 p.m. (New York City time) on the date of repurchase..If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid.

(h)            If any change in a Requirement of Law after the date hereof (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)          shall subject Buyer to any tax of any kind whatsoever (excluding Excluded Taxes, Other Taxes, and any Tax imposed on or with respect to payments made under any Program Document) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)        shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the LIBO Base Rate hereunder; or

(iii)       shall impose on Buyer any other condition (other than taxes);

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Buyer shall give Sellers prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to enter into Transactions with respect to additional Loans or Certificates hereunder, and Sellers shall, at their option, either (a) pay the Repurchase Price and all other Obligations then due and owing hereunder within thirty (30) days of Sellers’ receipt of such notice from Buyer and terminate this Agreement or (b) promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable..In the event Sellers elect to pay the Repurchase Price and all other Obligations and terminate this Agreement pursuant to clause (a) above, Sellers shall be entitled to a refund of a pro-rated portion of any Commitment Fee actually paid by Sellers with respect to any period after the date on which such payment and termination become effective.

(i)            If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then Buyer shall give Sellers prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to enter into Transactions with respect to additional Loans or Certificates hereunder, and Sellers shall, at their option, either (a) pay the Repurchase Price and all other Obligations then due and owing hereunder within thirty (30) days of Sellers’ receipt of such notice from Buyer and terminate this Agreement or (b) promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for any such reduction that was incurred by Buyer within ninety (90) days of Buyer’s notice thereof..In the event Sellers elect to pay the Repurchase Price and all other Obligations and terminate this Agreement pursuant to clause (a) above, Sellers shall be entitled to a refund of a pro-rated portion of any Commitment Fee actually paid by Sellers with respect to any period after the date on which such payment and termination become effective.

If Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Sellers of the event by reason of which it has become so entitled providing reasonable supporting detail as to such additional amounts..A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Sellers shall be conclusive in the absence of manifest error.

(j)            Provided no Default or Event of Default has occurred and is continuing, Sellers may request that Buyer agree to extend the Termination Date for a period of one hundred eighty (180) days by providing a written request for such extension to Buyer no earlier than one hundred twenty (120) days prior to the Termination Date, but no later than sixty (60) days prior to the Termination Date; provided that such extension of the Termination Date shall be at Buyer’s sole discretion and shall be effective on the then current Termination Date and any Transactions outstanding on the then current Termination Date shall be terminated and new Transactions shall be entered into as of such date.

4.            PAYMENTS; COMPUTATION; COMMITMENT FEE

(a)            Payments.  .All payments to be made by Sellers under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer, except to the extent otherwise provided herein, at the following account maintained by Buyer at Citibank, New York, Account Number 36855692, For the A/C of Citibank, N.A., ABA# 021000089, Reference: Waterfall/Sutherland not later than 5:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)            Computations.  The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(c)            Commitment Fee.  Sellers agree to pay to Buyer, a commitment fee from and including the Effective Date to the Termination Date, equal to (a) the Commitment Fee Percentage, multiplied by (b) the Committed Amount (the “Commitment Fee”), such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at the account set forth in Section 3.01(a) on or prior to the date hereof..Buyer may, in its sole discretion, net any portion of the Commitment Fee that is due and payable from the proceeds of any Purchase Price paid to Sellers..The Commitment Fee is and shall be deemed to be fully earned as of the date hereof and non-refundable when paid; provided that Seller may be entitled to a pro-rated refund of a portion of the Commitment Fee pursuant to Section 3(d), Section 3(h) or Section 3(i).

(d)            Minimum Release Price.  Prior to or simultaneously with the repurchase of any Loan or removal of any Loan from any Trust, the Seller shall pay or cause to be paid to the account specified in Section 4(a) above, the related Minimum Release Price in connection with such Loan.

5.            TAXES; TAX TREATMENT

(a)            All payments made by Sellers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes, except as required by law, all of which shall be paid by Sellers not later than the date when due.  If a Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts (the “Additional Amounts”) as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b)            In addition, Sellers agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement except any such taxes, charges or levees that are imposed with respect to an assignment or participation of this Agreement or of any interest in this Agreement (“Other Taxes”).

(c)            Sellers agree to indemnify Buyer for the full amount of Taxes (including Additional Amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed on any payment made under this Agreement by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses, but not including Excluded Taxes) arising therefrom or with respect thereto, provided that Buyer shall have provided Sellers with evidence, reasonably satisfactory to Sellers, of payment of Taxes.

(d)            (i) Any Buyer (including, for purposes of this Section 5(d), any assignee or Participant) that is not treated as a United States person within the meaning of Code section 7701(a)(30) (a “Foreign Buyer”) shall provide Seller with a properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which eliminates the U.S. withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer.  In addition, in the event that a Foreign Buyer sells a participation interest hereunder pursuant to Section 38, such Foreign Buyer shall provide Sellers with a properly completed IRS Form W-8IMY or any successor form prescribed by the IRS, together with appropriate attachments, including the documentation described in the foregoing sentence with respect to the Participant.  Each Foreign Buyer will resubmit the appropriate documentation on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D).  In addition, each Participant or assignee that is not a Foreign Buyer shall provide Sellers, on or prior to the date on which such Buyer becomes a Buyer, properly completed IRS Form W-9 (or any successor thereto) certifying that it is not subject to backup withholding, and will resubmit such form on or before the expiration of thirty (30) days after any change in factual circumstances renders such form incorrect.  For any period with respect to which a Foreign Buyer, Participant or assignee has failed to provide Sellers with the appropriate form or other relevant document pursuant to this Section 5(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer, Participant or assignee shall not be entitled to any Additional Amounts under Section 5(a) or indemnification under Section 5(c) with respect to Taxes that would not have been imposed but for such failure; provided, however, that should a Foreign Buyer or assignee which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Sellers shall take such steps as such Foreign Buyer or assignee shall reasonably request to assist such Foreign Buyer, Participant or assignee to recover such Taxes, so long as taking such steps shall not subject Sellers to any unreimbursed cost or expense.  For the avoidance of doubt, no Foreign Buyer, Participant or assignee shall be entitled to become a Buyer, assignee or participant hereunder if it is not at such time legally eligible to provide, or if it does not in fact provide, the documentation described above in this Section 5(d)(i).

(ii)        Upon any reasonable request of Sellers, each Buyer shall deliver to Sellers (in such number of copies as shall be reasonably requested by Sellers) executed originals of any form or other documentation prescribed by applicable law (i) as a basis for claiming exemption from or a reduction in withholding tax and (ii) as to enable Sellers to determine whether or not such Buyer is subject to backup withholding or information reporting requirements, in each case duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Sellers to determine the withholding or deduction required to be made; provided, that the completion, execution, and submission of any documentation described in this clause (iv) shall not be required if in such Buyer’s reasonable judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would otherwise materially prejudice the legal or commercial position of such Buyer.

(iii)       Each Buyer shall deliver to Sellers at the time or times prescribed by law and at such time or times reasonably requested by Seller, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Sellers as may be necessary for Sellers to comply with their obligations under FATCA and to determine that such Buyer has complied with its obligations under FATCA or to determine the amount to deduct and withhold from any payment under FATCA.

(e)            Without prejudice to the survival or any other agreement of Sellers hereunder, the agreements and obligations of Sellers contained in this Section 5 shall survive the termination of this Agreement.  Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f)            Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of the Sellers that is secured by the Purchased Assets and to treat the Purchased Assets as owned by the related Seller in the absence of an Event of Default by Sellers.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(g)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of Additional Amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 5(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5(g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or Additional Amounts giving rise to such refund had never been paid.  This Section 5(g) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other person.

(h)            If, with respect to any Transaction, Sellers are required under this Section 5 to pay any Additional Amounts to Buyer or to pay any Taxes to a Governmental Authority for the account of Buyer, then Sellers shall have the right to pay the Repurchase Price and all other outstanding Obligations and terminate the applicable Transaction.  In the event Sellers elect to pay the Repurchase Price and all other outstanding Obligations, Sellers shall be entitled to a refund of a pro-rated portion of any Commitment Fee actually paid by Sellers with respect to any period after the date on which such payment and termination become effective.

6.            MARGIN MAINTENANCE

(a)            If at any time the aggregate Market Value of the Purchased Loans and Loans owned by any Trust represented by a Purchased Certificate is less than the aggregate MV Margin Amount for all outstanding Transactions, (such event, a “Margin Deficit”), then Buyer may, by notice to Sellers and Guarantor, require Sellers to transfer to Buyer cash within the time period specified in clause (b) below, so that the cash and aggregate Market Value of the Purchased Loans and Loans owned by any Trusts represented by a Purchased Certificate will thereupon equal or exceed the aggregate Margin Deficit Cure Amount (such requirement, a “Margin Call”).

Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date.

(b)            Notice required pursuant to Section 6(a) may be given by any means provided in Section 21 hereof.  Any notice given prior to 11:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, on the same Business Day.  Any notice given after to 11:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, not later than 12:00 noon (New York City time) on the next Business Day.  The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

7.            INCOME PAYMENTS

(a)            Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Assets, such Income shall be the property of Buyer.  With respect to Purchased Certificates, Sellers shall cause Buyer to be the registered holder of each related Certificate and shall remit or cause all payments of Income with respect to each Purchased Certificate to be remitted by the Paying Agent directly to the Collection Account, or otherwise in accordance with Buyer’s instructions.  With respect to Purchased Loans, Sellers shall cause Servicer to remit all Income with respect to the Purchased Loans directly to the Collection Account on a monthly basis on the related Remittance Date.

(b)            So long as no Default or Event of Default is in existence, Buyer shall, or shall direct the Control Bank on the applicable Repurchase Date, to apply such Income on deposit in the Collection Account in the following order of priority: first, to Buyer, all accrued and unpaid expenses, fees and other amounts (other than the amounts specified in clauses third and fourth of this paragraph) due and payable by Seller pursuant to this Agreement; second, to pay to Buyer an amount equal to any accrued and unpaid Price Differential; third, to pay to Buyer an amount sufficient to eliminate any Margin Deficit; and fourth, to Sellers, any remaining funds.  In the event that any Default or Event of Default is in existence, Buyer shall be entitled to retain all Income, or shall direct the Control Bank on the applicable Repurchase Date, to apply such Income on deposit in the Collection Account.

Buyer shall not be obligated to take any action pursuant to the preceding clause (b) (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Sellers transfer to Buyer cash in an amount sufficient to eliminate such Margin Deficit, or (B), if an Event of Default has occurred and is then continuing at the time such Income is paid.

8.            SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)            Sellers and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to the Seller secured by the Purchased Assets.  However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Sellers’ performance of all of their Obligations, each Seller hereby grants Buyer a perfected first priority security interest in all of such Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired: (i) the Purchased Assets and the rights of each Seller with respect to all Loans identified on a Funding Notice delivered by Buyer to Sellers and Custodian from time to time, (ii) all interests of each Seller in the related Loan Documents, including without limitation all promissory notes, (iii) all interests of each Seller in any other collateral pledged or otherwise relating to the related Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto, (iv) each Seller’s rights in the Servicing Records, and the related Servicing Rights in connection with any such Loan, (v) all rights of each Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage Asset File or Servicing File, all rights of each Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Mortgage Asset File or Servicing File, (vi) the Collection Account and all Income relating to the Purchased Assets, (vii) each Seller’s right to the Trust Account and all income relating to the Purchased Assets, (viii) Seller’s right to all interests in real property collateralizing any Purchased Loans, (ix) Seller’s right to all other insurance policies and insurance proceeds relating to any Purchased Loans or the related Mortgaged Property and all Insurance Proceeds and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (x) any purchase agreements or other agreements, contracts or any related takeout commitments relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto, (xi) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, and (xii) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).

Each Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Loans and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.  Each Seller further acknowledges that it has no rights to the Servicing Rights related to the Loans.  Without limiting the generality of the foregoing and for the avoidance of doubt, in the event that a Seller is deemed to retain any residual Servicing Rights, such Seller grants, assigns and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the Servicing Rights as indicated hereinabove.

(b)            At any time and from time to time, upon the written request of Buyer, and at the expense of Sellers, Sellers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial

Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby.  Each Seller also hereby authorizes Buyer to file any such financing or continuation statement without the signature of Sellers to the extent permitted by applicable law.  This Agreement shall constitute a security agreement under applicable law.

(c)            Neither Seller shall (i) change the location of its chief executive office/chief place of business from that specified in Section 12(m) hereof, (ii) change its name, jurisdiction or organization, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least thirty (30) days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.

(d)            Each Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time if a Default has occurred as determined by Buyer in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Purchased Items, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect, preserve and realize upon the Purchased Items, to file such financing statement or statements relating to the Purchased Items without such Seller’s signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, each Seller hereby gives Buyer the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if a Default shall have occurred and be continuing, to do the following:

(i)            in the name of such Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;

(ii)           to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(iii)          (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against such Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Sellers’ expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as either Seller might do.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.  This power of attorney shall not revoke any prior powers of attorney granted by either Seller.

Each Seller also authorizes Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

(e)            The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to either Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(f)            If a Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer performs or complies, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Sellers to Buyer on demand and shall constitute Obligations.

(g)            Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account.  Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Sellers or otherwise.

(h)            All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.

9.            CONDITIONS PRECEDENT

(a)             As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i)             Program Documents.  The Program Documents (including all exhibits, annexes and schedules related thereto) duly executed and delivered by Seller and being in full force and effect, free of any modification, breach or waiver.

(ii)            Organizational Documents.  An Officer’s Certificate in substantially the form attached hereto as Exhibit F, together with a good standing certificate of each Seller, each Trust and Guarantor dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction, and certified copies of the charter and by-laws (or equivalent documents) of each Seller, each Trust and Guarantor, and of all corporate or other authority for each Seller and Guarantor with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by each Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Sellers to the contrary).

(iii)           Incumbency Certificate.  An incumbency certificate with respect to each Seller and Guarantor of the secretary of each Seller or Guarantor, as applicable, certifying the names, true signatures and titles of each Seller’s or Guarantor’s (as applicable) representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder.

(iv)           Legal Opinions.  Legal opinions of counsel to Sellers and Guarantor in form and substance acceptable to Buyer with respect to (i) corporate and formation matters with respect to Sellers, Guarantor and each Trust and Investment Company Act opinions with respect to each Seller and Guarantor, and (ii) the Program Documents, including without limitation, enforceability, first priority perfected security interest in the Purchased Assets and bankruptcy safe harbor opinions with respect to matters specified in Section 40.

(v)            Filings, Registrations, Recordings.  (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than fourteen (14) days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Sellers, the Trust and the Purchased Items, the results of which shall be satisfactory to Buyer.

(vi)            Fees and Expenses.  Buyer shall have received all fees and expenses (including without limitation, the Commitment Fee) required to be paid by Sellers on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.

(vii)           Financial Statements.  Buyer shall have received (A) the financial statements referenced in Section 12(b) and (B) the unaudited consolidated balance sheets of Guarantor as of March 31, 2014.

(viii)          Consents, Licenses, Approvals, etc.  Buyer shall have received copies certified by each Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Seller of, and the validity and enforceability of, the Program Documents, which consents, licenses and approvals shall be in full force and effect.

(ix)            Collection Account.  Buyer shall have received evidence in form and substance satisfactory to Buyer showing the establishment of the Collection Account and compliance with the terms and conditions of the Collection Account Control Agreement.

(x)             Insurance.  Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by Sellers as of such initial Purchase Date with Section 13(v) hereof.

(xi)            Powers of Attorney.  A Power of Attorney executed by each of Seller in the form attached hereto as Exhibit I or Exhibit J, as applicable.

(xii)           Other Documents.  Buyer shall have received such other documents as Buyer or its counsel may reasonably request.

(b)            The obligation of Buyer to enter into each Transaction pursuant to this Agreement (including the initial Transaction) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

(i)             No Default or Event of Default shall have occurred and be continuing.

(ii)            Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Sellers in Section 12 and Schedule 1 hereof, and in each of the other Program Documents, shall be true and correct on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(w) and Schedule 1, solely with respect to Purchased Loans and Loans owned by the applicable Trust which have not been repurchased by the related Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).  At the request of Buyer, Buyer shall have received an officer’s certificate signed by a Responsible Officer of each Seller certifying as to the truth and accuracy of the above, which certificates shall specifically include a statement that each Seller is in material compliance with all required governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions, in each case as required by applicable law.

(iii)           The then aggregate outstanding Purchase Price for the Purchased Assets, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(iv)           Subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 44 hereof, Buyer shall have completed its Due Diligence Review of the Loan Documents for each Purchased Loan and each Loan owned by a Trust represented by the Certificate proposed to be purchased, the Trust Documents related to such Certificate (including any amendments) and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to Sellers, any servicer, Guarantor any other party to the Trust Documents or such Loans as Buyer in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Buyer in its reasonable discretion.

(v)             Buyer shall have made a determination in its sole discretion that each Certificate, Loan or any pool of Loans is eligible for inclusion in a Transaction, except with respect to a Loan owned by a Trust as to which Buyer has assigned a Market Value of zero, but is not required by Buyer to be removed from such Trust pursuant to Section 15.

(vi)            With respect to a Transaction in which a new Certificate is being sold, Buyer shall have received on or before the day of a  Transaction, the original Certificate or Certificates in the name of Buyer, together with (i) all related Trust Documents, together with a certificate of a responsible officer of Certificate Seller that such documents are true and correct as of the related Purchase Date, in form and substance acceptable to Buyer, and (ii) a Power of Attorney of Certificate Seller substantially in the form attached hereto as Exhibit I with respect to the related Trust Documents.

(vii)           Buyer or its designee shall have received on or before the day of a Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)            the Transaction Notice with respect to the related Loans or Certificate proposed to be purchased (including all required details with respect to each Loan proposed to be sold or owned by the related Trust represented by such Certificate), delivered pursuant to Section 3(a);

(B)            such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment;

(C)            a copy of and approved the terms of each Servicing Agreement applicable to the related Loans to be purchased or owned by the Trust represented by the Certificate proposed to be sold in such Transaction, in each case, as such agreement may be amended, supplemented or otherwise modified from time to time and approved by Buyer;

(D)            the related Loan Schedule with respect to the Loans to be purchased or each Certificate, as applicable, delivered pursuant to Section 3;

(E)            with respect to a purchase of a Certificate, the original Certificate in the name of Buyer and each of the Trust Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver, including, with respect to such Certificate, all necessary documents, affidavits and assignments (with medallion stamp applied as necessary) necessary to register such Certificate in the name of Buyer;

(F)            if any Trust Documents related to a Certificate proposed to be sold hereunder are materially different (in Buyer’s determination) from the Trust Documents related to the Trust represented by the initial Purchased Certificate hereunder, an opinion of counsel satisfactory to the Buyer as to the formation and existence of such Trust, the attachment and perfection of the security interest in favor of the Buyer in the Certificate and such other matters as Buyer may reasonably request; and

(G)           with respect to any Loans proposed to be sold or Loans owned by the Trust represented by such Certificate, a copy of the Custodial Certification executed by the Custodian without Exceptions except those acceptable to Buyer for the Loans to become subject to a Transaction on such Business Day, in each case dated such Business Day and duly completed.

(viii)            None of the following shall have occurred and/or be continuing: an event beyond the control of Buyer which Buyer reasonably determines may result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing shall have occurred or be continuing.

(ix)           Reserved.

(x)            If any Loans are serviced by a Person other than a Servicer (a “Subservicer”), Buyer shall have received, no later than 10:00 a.m. two (2) days prior to the requested Purchase Date, a Servicer Instruction Letter in the form attached hereto as Exhibit D, executed by the related Seller in blank to the attention of each Subservicer and executed by such Subservicer, with the related Servicing Agreement attached thereto in form and substance acceptable to Buyer.

(xi)           Buyer shall have determined that all actions necessary or, in the reasonable opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Assets and other Purchased Items have been taken, including, without limitation, duly executing and filing Uniform Commercial Code financing statements on Form UCC-1.

(xii)          Sellers shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement and any other Program Document including, without limitation the amount of any Commitment Fees then due and owing, and all of Buyer’s reasonable attorney fees and expenses and due diligence expenses then due and owing.

(xiii)         Buyer or its designee shall have received any other documents reasonably requested by Buyer.

(xiv)         There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xv)          The related Seller shall have provided to Buyer copies of all material due diligence that such Seller or Servicer has performed with respect to any Loans or Certificates to be purchased by Buyer hereunder.

(xvi)         Reserved.

(xvii)        With respect to each Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date for the related Transaction, Buyer shall have received a Security Release Certification for such Loan that is duly executed by the related secured party and the related Seller.  Such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to Custodian as part of the Mortgage Asset File.

10.         RELEASE OF CERTIFICATES AND LOANS

Upon timely payment in full of the Repurchase Price then owing with respect to Purchased Loans or a Purchased Certificate, upon timely payment in full of the Repurchase Price then owing with respect to such Purchased Loans or Purchased Certificate, and in each case upon the satisfaction of all other Obligations (if any) then outstanding, unless a Default or Event of

Default shall have occurred and be continuing, then Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Loans or Purchased Certificate and any Purchased Items solely related to such Purchased Loans or owned by the Trust represented by Such Purchased Certificate.  At the request of the related Seller, Buyer shall file UCC-3 termination statements with respect to any Certificates which have been released by Buyer and take any other action reasonably requested by the related Seller to effect the re- transfer of such Certificates to such Seller.  With respect to any Purchased Loans or Loans held by a Trust represented by a Certificate subject to a Transaction, upon timely payment in full of the Minimum Release Price with respect to such Loan in accordance with Section 4(d), and satisfaction of all other Obligations (if any) then outstanding (other than the aggregate outstanding Repurchase Price), unless a Default or Event of Default shall have occurred and be continuing, then Buyer shall consent to the release of such Loan or removal of such Loan from the Trust, unless such release and termination would give rise to or perpetuate a Margin Deficit.  Sellers shall give at least two (2) Business Days prior written notice to Buyer if such repurchase or removal shall occur on any date other than the Repurchase Date.

Notwithstanding the foregoing, no Loan may be repurchased or removed from a Trust prior to the satisfaction of all Obligations hereunder and termination of this Agreement, unless such release is in connection with (i) the foreclosure of such Loan by the related Seller or the applicable Trust or its designee, or (ii) a sale of such Loan by the related Seller or the Trust or its designee to a third party, and in each case such removal shall be conditioned upon Buyer’s consent, to be provided upon Buyer’s verification that the Minimum Release Price has been paid in accordance with Section 4(d).

If any release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify Sellers of the amount thereof and prior to such release and termination Sellers shall thereupon satisfy the Margin Call in the manner specified in Section 6.

11.          RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to either Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on a Seller’s behalf.

12.         REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants to Buyer that throughout the term of this Agreement:

(a)            Existence.  Each Seller and Guarantor and each Trust subject to a Purchased Certificate (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

(b)            Financial Condition.  Each Seller has heretofore furnished to Buyer a copy of the related audited consolidated balance sheets of such Seller and Guarantor and the audited consolidated balance sheets of each of their consolidated Subsidiaries, each as at December 31, 2013 with the opinion thereon of Deloitte & Touche LLP, a copy of which has been provided to Buyer.  Each Seller has also heretofore furnished to Buyer the related consolidated statements of income and retained earnings and of cash flows for such Seller and Guarantor and each of their Subsidiaries for the one year period ending December 31, 2013, setting forth in comparative form the figures for the previous year.  All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of such Seller or Guarantor and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2013, there has been no development or event nor is either Seller or Guarantor aware of any state of facts which has had or should reasonably be expected to have a Material Adverse Effect.  Neither Sellers nor Guarantor has any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, which is not reflected in the foregoing statements or notes.  Since the date of the financial statements and other information delivered to Buyer prior to the date of this Agreement, Sellers and Guarantor have not sold, transferred or otherwise disposed of any material part of any of their respective property or assets (except pursuant to the Program Documents) or acquired any property or assets that are material in relation to the financial condition of either Seller or Guarantor, as applicable.

(c)            Litigation.  There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against either Seller or Guarantor or any Trust subject to a Purchased Certificate or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect, (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby or (iii) which seeks to prevent the consummation of any Transaction.

(d)            No Breach; Compliance with Law; No Default.  Neither (a) the execution, delivery and performance of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a material breach of the charter or by-laws of either Seller or Guarantor, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which either Seller or Guarantor or any of their Subsidiaries is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of either Seller, Guarantor or any of their Subsidiaries, pursuant to the terms of any such agreement or instrument.

(e)            Action.  Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by such Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(f)            Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by each Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

(g)            Taxes.  Each Seller has filed all Federal income tax returns and all other tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of each Seller in respect of taxes and other governmental charges are, in the opinion of such Seller, adequate.  Any taxes, fees and other governmental charges payable by a Seller in connection with a Transaction and the execution and delivery of the Program Documents have been or will timely be paid.

(h)            Investment Company Act.  Neither Seller is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  Neither Seller is subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

(i)             Reserved.

(j)             Reserved.

(k)            Collateral; Collateral Security.

(i)            Immediately prior to the sale of any Loan or Certificate by a Seller, such Seller was the sole owner of such Loan or Certificate and had good title thereto, free and clear of all Liens, and no Person other than the related Seller has any interest in any Purchased Asset.  The related Seller has full right to transfer and assign the Loans or Certificates, as applicable, to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and following the sale of each Purchased Asset, Buyer will own such Purchased Asset free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(ii)            With respect to each Loan, the related Seller, and with respect to each Certificate, the applicable Trust, is the sole owner and holder of each Loan and has good title thereto, free and clear of all Liens, and no Person other than the Seller or Trust, as applicable, has an interest in any Loan.

(iii)           The provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Sellers in, to and under the Purchased Items.

(iv)           Upon delivery of each Purchased Loan to the Custodian, Buyer shall have a fully perfected first priority security interest therein.

(v)            Upon receipt by Buyer of each Certificate in the name of Buyer, Buyer shall have a fully perfected first priority security interest therein.

(vi)           Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party” and Sellers as “Debtors”, and describing the Purchased Items, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code.

(l)            Principal Place of Business; Chief Operating Office.  The Loan Seller’s principal place of business on the Effective Date is located at 1140 Avenue of Americas, 7th Floor, New York, NY 10036.  The Certificate Seller’s principal place of business on the Effective Date is located at 1140 Avenue of Americas, 7th Floor, New York, NY 10036.

(m)          Location of Books and Records.  The location where each Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of Custodian.

(n)           True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Sellers and Guarantor to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact.  All written information furnished after the date hereof by or on behalf of Sellers, Guarantor and any of their Subsidiaries to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(o)            Reserved.

(p)            ERISA.  Each Plan which is not a Multiemployer Plan, and, to the knowledge of Sellers, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.  No event or condition has occurred and is continuing as to which either Seller would be under an obligation to furnish a report to Buyer under Section 13(a)(xi) hereof.  The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans.  Each Seller and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer (collectively, “COBRA”).

(q)           Reserved.

(r)            Filing Jurisdictions.  Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items that can be perfected by filing.

(s)            No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of either Seller or Guarantor or any of their Subsidiaries has a Material Adverse Effect.

(t)            Subsidiaries; Indebtedness.  Certificate Seller has no subsidiaries other than Trusts.  Each of Loan Seller’s subsidiaries is set forth on Exhibit B-2.  Neither Seller has any Indebtedness other than the Indebtedness created pursuant to this Agreement or as set forth on Exhibit B-1.

(u)            Loan Level Representations and Warranties; Acquisition of Loans.  Each of the Loans complies with the representations and warranties listed in Schedule 1 hereto.  Each Loan is an Eligible Loan.

(v)            Reserved.

(w)           Sellers Solvent; Fraudulent Conveyance.  As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of each Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of such Seller in accordance with GAAP) of such Seller and such Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage.  Neither Seller intends to incur, and does not believe that it has incurred, debts beyond its ability to pay such debts as they mature.  Neither Seller is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Seller or any of its assets.  Neither Seller is transferring any Loans or Certificates with any intent to hinder, delay or defraud any of its creditors.

(x)            Reserved.

(y)            No Broker.  Neither Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Loans and Certificates pursuant to this Agreement; provided, that if either Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Loans or Certificates pursuant to this Agreement, such commission or compensation shall have been paid in full by such Seller.

(z)            Reserved.

(aa)          Reserved.

(bb)          USA Patriot Act; OFAC.  None of Sellers, Guarantor, or any of their Affiliates is a Prohibited Person and Sellers and Guarantor are in full compliance with all applicable orders, rules, regulations and recommendations of OFAC.  None of Sellers, Guarantor, or any of their members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State.  Sellers and Guarantor have each established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”).

(cc)          Anti-Money Laundering.  Sellers and Guarantor have complied with all applicable Anti- Money Laundering Laws, have conducted the requisite due diligence in connection with the acquisition of each Loan for purposes of the Anti-Money Laundering Laws, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; no Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the OFAC (the “OFAC

Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

(dd)           Financial Reporting.  There has been no fraud that involves management or other employees who have a significant role in, the internal controls of either Seller or Guarantor over financial reporting, in each case as described in the Securities Exchange Act of 1934, as amended.

13.          COVENANTS OF SELLER

Each Seller covenants and agrees with Buyer that during the term of this Agreement:

(a)            Financial Statements and Other Information; Financial Covenants.

Sellers shall deliver or cause to be delivered to Buyer:

(i)            As soon as available and in any event within 45 days after the end of each calendar month, the consolidated balance sheets of Sellers and Guarantor and their consolidated Subsidiaries as at the end of such month, the related unaudited consolidated statements of income and retained earnings and of cash flows for Sellers and Guarantor and their consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, and consolidated statements of liquidity of Sellers and Guarantor and their consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

(ii)           As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Sellers and Guarantor, the consolidated balance sheets of Sellers and Guarantor and their consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Sellers and Guarantor and their consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, and consolidated statements of liquidity of Sellers and Guarantor and their consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(iii)          As soon as available and in any event within 90 days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Sellers and Guarantor and their consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller and Guarantor and their consolidated Subsidiaries for such year, and consolidated statements of liquidity of Sellers and Guarantor and their consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Sellers and Guarantor and their consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iv)           Together with each set of the financial statements delivered pursuant to clauses (i) through (iii) above, (1) a Compliance Certificate signed of a Responsible Officer of the Guarantor , and (2) a certificate of a Responsible Officer of Guarantor to the effect that, to the best of such Responsible Officer’s knowledge, each Seller and Guarantor during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action such Seller or Guarantor, as applicable, has taken or proposes to take with respect thereto);

(v)            Reserved;

(vi)           From time to time such other information regarding the financial condition, operations, assets (including information regarding asset allocation, leverage, and liquidity) and such other information respecting the condition or operations (financial or otherwise), of Sellers or Guarantor as Buyer may reasonably request, within three (3) Business Days of such request;

(vii)          Within eight (8) days after the end of each month, (i) a report of all sales, repurchase and other transactions with respect to the Loans or any Loans owned by a Trust represented by a Purchased Certificate, (ii) a properly completed Loan Schedule with respect to each Purchased Loan and each Loan owned by a Trust represented by a Purchased Certificate, (iii) servicing reports for the prior month, including static pool analyses, liquidity (cash and availability) and identification of any modifications to any Purchased Loans and Loans owned by a Trust represented by a Purchased Certificate, (iv) servicing data feeds for the prior month detailing Loan level attributes; and (v) reports reflecting those Purchased Loans and Loans owned by a Trust represented by a Purchased Certificate that are expected to become real estate owned properties within sixty (60) days;

(viii)            At least five (5) Business Days prior to the effectiveness of any proposed amendment, modification or supplement to the any Trust Document, a copy of such amendment, modification or supplement;

(ix)             As soon as reasonably possible, and in any event within fifteen (15) days after a Responsible Officer knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Seller setting forth details respecting such event or condition and the action, if any, that the related Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the related Seller or an ERISA Affiliate with respect to such event or condition):

(A)         any Reportable Event, or any request for a waiver under Section 412(c) of the Code for any Plan;

(B)         the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by either Seller, Guarantor or an ERISA Affiliate to terminate any Plan;

(C)         the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by a Seller, Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)        the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by a Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)        the institution of a proceeding by a fiduciary of any Multiemployer Plan against a Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(F)        the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if a Seller or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(b)               Reserved.

(c)               Existence, Etc.  Each Seller will:

(i)      (A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Program Documents; (C) except as would not be reasonably likely to have a Material Adverse Effect or would have a material adverse effect on the Purchased Items or Buyer’s interest therein, remain in good standing under the laws of each state in which it is required to conducts its business; and (D) not change its tax identification number, fiscal year or method of accounting without the consent of Buyer;

(ii)     comply with the requirements of and conduct its business strictly in accordance with all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii)    keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)    not move its chief executive office or chief operating office from the addresses referred to in Section 12(m) unless it shall have provided Buyer 30 days prior written notice of such change;

(v)     pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(vi)    permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer; and

(vii)   not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by either Seller of its obligations under any Program Documents.

(d)             Prohibition of Fundamental Changes.  No Seller shall at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to either Seller.

(e)           Margin Deficit.  If at any time there exists a Margin Deficit, Sellers shall cure the same in accordance with Section 6 hereof.

(f)           Notices.  Sellers shall give notice to Buyer promptly in writing of any of the following:

(i)         upon a Seller becoming aware of, and in any event within one (1) Business Day after the occurrence of any Default, Event of Default or any event of default or default under any Program Document or other material agreement of either Seller;

(ii)        upon, and in any event within three (3) Business Days after, service of process on a Seller, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Seller that (i) questions or challenges the validity or enforceability of any of the Program Documents, (ii) in which the amount in controversy exceeds $1,000,000, (iii) as to which there is a reasonable likelihood that an adverse determination would result in a Material Adverse Effect or (iv) seeks to prevent the consummation of any Transaction;

(iii)       upon a Seller becoming aware of any default related to any Purchased Items, any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)       upon a Seller determining during the normal course of its business that the Mortgaged Property in respect of any Purchased Loan or Loans owned by a Trust represented by a Purchased Certificate with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Market Value of such Loan;

(v)        upon the entry of a judgment or decree against either Seller or any of their Subsidiaries in an amount in excess of $1,000,000;

(vi)       any material change in the insurance coverage required of a Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(vii)      any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between Seller or Guarantor, on the one hand, and any Governmental Authority or any other Person;

(viii)     any material change in accounting policies or financial reporting practices of either Seller or Guarantor; and

(ix)       any material change in the management of either Seller or Guarantor.

Each notice pursuant to this Section 13(f) shall be accompanied by a statement of a Responsible Officer of the related Seller, setting forth details of the occurrence referred to therein and stating what action the related Seller has taken or proposes to take with respect thereto.

(g)           Servicing.  Except as provided in Section 43, Sellers shall not permit any Person other than Servicer to service Loans without the prior written consent of Buyer.

(h)           OFAC.  At all times throughout the term of this Agreement, Sellers and Guarantor (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Loans to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person.

(i)            Reserved.

(j)            Transactions with Affiliates.  If a Default or an Event of Default has occurred, neither Seller shall (1) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of such Seller’s business and (iii) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate or (2) make a payment that is not otherwise permitted by this Section (j) to any Affiliate.

(k)           Defense of Title.  Each Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.

(l)            Preservation of Purchased Items.  Sellers shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, Sellers will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Sellers or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority.  Neither Seller will allow any default to occur for which such Seller is responsible under any Purchased Items or any Program Documents and Sellers shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

(m)          No Assignment.  Sellers shall not (i) sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or the related Loans subject to any Purchased Certificate, or (ii) enter into any agreement or undertaking restricting the right or ability of the Sellers or Buyer to sell, assign or transfer any of the Purchased Assets or the related Loans subject to any Purchased Certificate.

(n)            Limitation on Sale of Assets.  Except in connection with the Program Documents or any transaction, the proceeds of which will be used to pay the Obligations hereunder, neither Seller shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person.

(o)            Limitation on Distributions.  If a Default or an Event of Default has occurred, neither Seller shall without Buyer’s consent (i) make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of such Seller, whether now or hereafter outstanding, or (ii) make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller.

(p)            Financial Covenants.  Each Seller shall comply with the Financial Covenants at all times.

(q)           Amendment of Program Documents.  Sellers shall not permit any amendment or modification to the Program Documents or any Trust Documents without the consent of Buyer.

(r)            Power of Attorney.  Sellers shall, from time to time at the request of Buyer, deliver to Buyer any powers of attorney or other documentation required by Buyer to ensure the enforceability under applicable law of any rights and/or powers granted to Buyer in Section 8 of this Agreement.

(s)            Reserved.

(t)            Servicing Transmission; Servicer Instruction Letter.  Sellers shall cause each Servicer to comply with the related Servicer Instruction Letter, including providing reporting to Buyer in accordance with the terms thereof.

(u)            Amendment or Compromise.  In the event that Servicer amends, modifies or waives any term or condition of, or settles or compromises any claim in respect of the Loans that has the effect of extending the scheduled maturity date, changing any scheduled monthly payment, changing any guarantor terms, releasing any guarantor, forgiving any principal or modifying the interest rate of any item of the Loans, any such amendment, modification, waiver, settlement, compromise, extension, cancellation or discharge shall be flagged to Buyer on the Transaction Notice.  Sellers shall promptly provide or shall cause to be provided to Buyer, any information requested by Buyer with respect to any action taken pursuant to this paragraph.

(v)            Maintenance of Property; Insurance.  Each Seller shall keep all property useful and necessary in its business in good working order and condition.  Sellers or Guarantor shall maintain, for Sellers, errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date and shall notify Buyer of any material change in the terms of such insurance, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

(w)           Further Identification of Purchased Items.  Sellers will furnish to Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as Buyer may reasonably request, all in reasonable detail.

(x)            Loans Determined to be Defective.  Upon discovery by a Seller of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Loan, Sellers shall promptly give notice of such discovery to Buyer.

(y)            Reserved.

(z)            Maintenance of Papers, Records and Files.

(i)               For so long as Buyer has an interest in any Loan, Sellers will hold or cause to be held all related Records in its possession in trust for Buyer.  Sellers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(ii)              Upon reasonable advance notice from Custodian or Buyer, Sellers shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Sellers with their respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Sellers with their independent certified public accountants.

(aa)            Reserved.

(bb)            Taxes, Etc.  Each Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon such Seller or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Loans) or upon any part thereof, as well as any other lawful claims which in each case, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.  Each Seller shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(cc)            Use of Custodian.  Without the prior written consent of Buyer, Sellers shall use no third party custodian as document custodian other than Custodian with respect to the Loans.

(dd)            Change of Fiscal Year.  Sellers will not at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which either Seller’s fiscal year begins from Seller’s current fiscal year beginning date.

(ee)            Delivery of Servicing Rights and Servicing Records.  With respect to the Servicing Rights appurtenant to each Loan, the Buyer or the related Trust represented by a Purchased Certificate, as applicable, shall own such Servicing Rights on the related Purchase Date, and shall hold such Servicing Rights for the benefit of the related owners of such Loans, and in connection with any sale or transfer of any Loan, the related Servicing Rights shall be transferred with the related Loan and remain appurtenant thereto, without any requirement on the owner of such Loan to pay or incur any fees or obligations to the Servicer or any other Person.  In addition, such Servicing Rights shall include the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).  No Loans shall at any time be subject to any servicing advance or servicing rights financing facility or similar agreement or facility and the servicing advances made with respect to any Loans have not been sold, assigned, transferred, pledged or hypothecated to any party or otherwise encumbered in any way.  The Servicing Rights to each Loan shall be owned by Buyer or the related Trust and cannot be sold, assigned, transferred, pledged or hypothecated or otherwise encumbered in any way by Servicer.

(ff)             Establishment of Collection Account.  Prior to the initial Purchase Date, Sellers shall establish or cause to be established the Collection Account for the sole and exclusive benefit of Buyer, and shall cause all Income on (a) the Purchased Certificates to be remitted by the Paying Agent to the Collection Account on each monthly Remittance Date, and (b) the Purchased Loans to be remitted to the Collection Account by the Servicer on each monthly Remittance Date.  Sellers shall ensure that no Income is remitted to Sellers and that all Income is remitted directly by the Paying Agent or Servicer, as applicable, to the Collection Account.

(gg)           Trust Account.  With respect to the Purchased Certificates, Sellers shall ensure that, except (i) as required for deposit into the Collection Account in accordance with this paragraph or (ii) otherwise in accordance with the Trust Documents, no amounts deposited into the Trust Account shall be removed without Buyer’s prior written consent.  Sellers shall and shall cause the Trust to follow the instructions of Buyer with respect to the Loans and deliver to Buyer any information with respect to the Loans reasonably requested by Buyer.

(hh)            Reserved.

(ii)              BPO.  The related Seller shall deliver to Buyer with respect to each Mortgaged Property related to a Loan, (i) with respect to the initial Purchase Date related to a Loan, a BPO obtained by such Seller not more than 180 days prior to the initial Purchase Date, and (ii) thereafter for so long as such Loan is subject to a Transaction hereunder, an updated BPO every 180 days, or less frequently as otherwise requested by Buyer.

(jj)            Obligations Under Certificate Seller Loan Purchase Agreements.  With respect to any loan purchase or sale agreement between Certificate Seller and any third party providing for the sale and transfer of any Loans, Certificate Seller shall ensure that the related Trust does not incur any obligations to any such third party other than the physical delivery of the related Loans (subject to the terms hereof), including without limitation any repurchase, reimbursement or indemnity obligations.

(kk)            Acquisition of Repurchase or Indemnity Obligations.  Certificate Seller shall ensure that the related Trust does not acquire any loan level repurchase or indemnity obligations from any third party in connection with its purchase of any mortgage loan pool.

14.          REPURCHASE DATE PAYMENTS

On each Repurchase Date, Sellers shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

15.          REMOVAL AND RELEASE OF LOANS

Upon discovery by a Seller of a breach of any of the representations and warranties set forth on Schedule 1 to this Agreement, such Seller shall give prompt written notice thereof to Buyer.  It is understood and agreed that the representations and warranties set forth in Schedule 1 with respect to the Loans shall survive delivery of the respective Mortgage Asset Files to Custodian and shall inure to the benefit of Buyer.  The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation with respect to any Loan shall not affect Buyer’s right to demand the removal of such Loan from the related Trust and repayment of the Repurchase Price allocable to such Loan as provided under this Agreement or the repurchase of any Purchased Loan.  Sellers shall, upon the earlier of a Seller’s discovery or a Seller receiving notice with respect to any Loan of (i) any breach of a representation or warranty contained in Schedule 1, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage Asset File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects.  If on the Business Day after the earlier of a Seller’s discovery of such breach or delivery failure or a Seller receiving notice thereof that such breach or delivery failure has not been remedied by such Seller and such breach or delivery failure would cause Buyer to require the repurchase of such Purchased Loan or the payment of the Repurchase Price allocable to such Loan such Loan is owned by a Trust represented by a Purchased Certificate, such Seller shall promptly upon receipt of written instructions from Buyer pay to Buyer the outstanding Repurchase Price and other outstanding Obligations allocable to such Loan by wire transfer to the account designated by Buyer, and upon receipt of such amount, subject to the terms of Section 10, Buyer shall either consent to the removal of such Loan from the related Trust, or release its security interest in such Loan.  Certificate Seller shall promptly cause the removal of any Loan from the related Trust if requested by Buyer based upon Buyer’s determination that a breach of a representation and warranty could subject the related Trust to liability, which determination and request for removal shall be made in Buyer’s commercially reasonable discretion.

16.          RESERVED

17.          ACCELERATION OF REPURCHASE DATE

Buyer may, in its sole discretion, at any time, terminate any Transactions with respect to the Uncommitted Amount by providing written notice to Sellers.  Within 30 days of receipt of such notice, Sellers agree to repurchase any Purchased Assets subject to the Uncommitted Amount at the Repurchase Price and to satisfy all of its Obligations with respect to any such Purchased Assets.

18.          EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

(a)            Loan Seller fails to transfer the Purchased Loans on the applicable Purchase Date, Certificate Seller fails to transfer a Purchased Certificate to Buyer on the applicable Purchase Date or Certificate Seller fails to cause the related Loans to be owned by the Trust represented by a Purchased Certificate (provided in each case that Buyer has tendered the related Purchase Price for the Loans or Certificate); or

(b)            A Seller fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 6 or any default shall occur under the Guaranty; or

(c)            A Seller shall default in the payment of any other amount payable by them hereunder or under any other Program Document after notification by Buyer of such default, and such default shall have continued unremedied for three (3) Business Days; or

(d)            Any representation, warranty or certification made or deemed made herein or in any other Program Document by either Seller or Guarantor or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Market Value of the Loans; unless (i) such Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(e)            A Seller shall fail to comply with the requirements of Section 13(c)(i)(A), Section 13(d), Section 13(f)(i), Section 13(m), Section 13(n), Section 13(o), Section 13(p) or Section 13(jj) hereof, and such default shall continue unremedied for a period of one (1) Business Day; or a Seller or Guarantor shall otherwise fail to observe or perform any other obligation, representation or covenant contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days; or

(f)            Any final judgment or judgments or order or orders for the payment of money in excess of $2,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against a Seller, or any final judgment or judgments or orders for the payment of money in excess of $10,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction over it and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and such Seller or Guarantor shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(g)            Any Loan subject to a Purchased Certificate is removed from the related Trust other than in accordance with Section 10; or

(h)            Either Seller, Guarantor or any of their Affiliates files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for either Seller, Guarantor or any of their Affiliates, or of all or any part of either Seller’s, any Guarantors’ or their Affiliates’ Property; or makes an assignment for the benefit of either Seller’s, any Guarantor’s or their Affiliates’ creditors; or

(i)            A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for either Seller, Guarantor or any of their Affiliates, or of either Seller’s, Guarantor’s or any of their Affiliates’ respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or either Seller, any Guarantor or any of their Affiliates generally fails to pay such Seller’s, such Guarantor’s or any of their Affiliates’ debts as they become due; or either Seller, any Guarantor or any of their Affiliates is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against either Seller, any Guarantor or any of their Affiliates; or any of a Seller’s, any Guarantor’s or their Affiliates’ Property is sequestered by court or administrative order; or a petition is filed against a Seller, Guarantor, or any of their Affiliates under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect; or

(j)            Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of either Seller or Guarantor or any of their Affiliates, or shall have taken any action to displace the management of either Seller or Guarantor or any of their Affiliates or to curtail its authority in the conduct of the business of either Seller or Guarantor or any of their Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the approval of a Seller or Guarantor or any of their Affiliates as an issuer, buyer or seller/servicer of loans or securities backed thereby, and such action provided for in this subsection (j) shall not have been discontinued or stayed within thirty (30) days; or

(k)            (i) Any Program Document shall for whatever reason (including an event of default thereunder) be terminated (other than as agreed upon by Buyer and Sellers), (ii) this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Items purported to be covered hereby or any of Sellers’ material obligations (including the Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by either Seller; or

(l)            Any Material Adverse Effect shall have occurred as determined by Buyer in its reasonable discretion; or

(m)          (i) either Seller, Guarantor or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller, any Guarantor or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) either Seller, Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) either Seller, Guarantor or any ERISA Affiliate shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, is likely to subject either Seller or Guarantor or any of their Affiliates to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of either Seller or Guarantor or any of their Affiliates or could reasonably be expected to have a Material Adverse Effect; or

(n)            A Change of Control shall have occurred without the prior consent of Buyer; or

(o)            Either Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of Buyer or shall be Liens in favor of any Person other than Buyer; or

(p)            Guarantor or any of its Subsidiaries shall default under, or fail to perform as required under, or shall otherwise breach the terms of any warehouse agreement, credit agreement, repurchase agreement, line of credit agreement, financing agreement or any similar agreement relating to any Indebtedness between such Guarantor or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or

(q)            Guarantor or any of its Subsidiaries shall default under, or fail to perform as required under, or shall otherwise breach the terms of any warehouse agreement, credit agreement, repurchase agreement, line of credit agreement, financing agreement or any similar agreement relating to any Indebtedness with an outstanding amount of at least $1,000,000, entered into by such Guarantor or such other entity, which default or failure entitles any party to cause acceleration or require prepayment of any indebtedness thereunder; or

(r)            Sellers shall fail to cause all Income received on behalf of Sellers with respect to any Purchased Loans or Purchased Certificates to be deposited into the Collection Account within one (1) Business Day of the date such deposit was due pursuant to Section 13(ff); or

(s)            A Seller or Guarantor shall admit in writing its inability to, or intention not to, perform any of their Obligations.

19.          REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(h), (i) or (j) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a)

(i)            The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  Sellers’ obligations hereunder to repurchase all Loans and Certificates at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Sellers hereunder; Sellers shall immediately deliver to Buyer or its designee any and all original papers, Records and files relating to the Loans subject to such Transaction then in either Seller’s possession and/or control; and all right, title and interest in and entitlement to the Loans and Certificates shall be deemed transferred to Buyer or its designee.

(ii)            Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem commercially reasonable, the Loans and Certificates, or, upon Buyer’s exercise of its rights as owner of the Certificates, any or all of the Loans subject to such Certificates and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Loans, to give Sellers credit for such Loans in an amount equal to the Market Value of the Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder, provided, however, with respect to

Loans with a Market Value of zero, Buyer shall in its sole discretion either sell such Loans in accordance with clause (A) of this Section 19(a)(ii) or release such Loans to the related Seller.  Sellers shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence.  The proceeds of any disposition of Loans shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii)            Buyer shall have the right to terminate this Agreement and declare all obligations of Sellers to be immediately due and payable, by a notice in accordance with Section 21 hereof provided no such notice shall be required for an Event of Default pursuant to Section 18(h), (i) or (j).

(iv)            The parties recognize that it may not be possible to purchase or sell all of the Loans and Certificates, or, upon the Buyer’s exercise of its rights as owner of the Certificates or the related Loans subject to such Certificates on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Loans may not be liquid.  In view of the nature of the Certificates and the Loans, the parties agree that liquidation of a Transaction or the underlying Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect the time and manner of liquidating any Loans or Certificates and nothing contained herein shall obligate Buyer to liquidate any Certificates or Loans on the occurrence of an Event of Default or to liquidate all Certificates or the Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer.  Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(v)            To the extent permitted by applicable law, each Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer.  If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least 2 days before such sale or other disposition.

(b)             Each Seller hereby acknowledges, admits and agrees that such Seller’s obligations under this Agreement are recourse obligations of such Seller to which such Seller pledges its full faith and credit.

(c)             Buyer shall have the right as owner of the Loans and Certificates to obtain physical possession of the Servicing Records, and all other files of Sellers relating to the Loans and all documents relating to the Loans which are then or may thereafter come into the possession of either Seller or any third party acting for a Seller and Sellers shall deliver to Buyer such assignments as Buyer shall request.

(d)            Buyer shall have the right to direct all Persons servicing the Loans to take such action with respect to the Loans as Buyer determines appropriate.

(e)            Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder or by law to do.  Sellers shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(f)            In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Sellers.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Sellers might otherwise have to require Buyer to enforce its rights by judicial process.  Each Seller also waives, to the extent permitted by law, any defense such Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Purchased Items or from any other election of remedies.  Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Sellers shall cause all sums received by a Seller with respect to the Purchased Assets to be deposited with such Person as Buyer may direct after receipt thereof.  Sellers shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate).

20.         DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document.  Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21.         NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy or Electronic Transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on Exhibit G hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  Except as otherwise provided in this Agreement and except for notices given by Seller under Section 3(b) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted (i) by Electronic Transmission or (ii) by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

22.         USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23.         INDEMNIFICATION AND EXPENSES

(a)            Sellers agrees to hold Buyer, its Affiliates and each of their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (other than Taxes, Excluded Taxes, and Other Taxes, which are the subject of Section 3(h)(i) and Section 5) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Sellers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Loan for any sum owing thereunder, or to enforce any provisions of any Loan, Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Sellers of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Sellers.  Sellers also agree to reimburse any Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.  Sellers hereby acknowledge that the obligations of Sellers under this Agreement are recourse obligations of Sellers.

(b)            Sellers agree to pay as and when billed by Buyer all of the out-of pocket costs and expenses (other than Taxes, Excluded Taxes, and Other Taxes, which are the subject of Section 3(h)(i) and Section 5) incurred by Buyer in connection with the development, preparation, negotiation, administration, enforcement and execution of, and any amendment, waiver, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith commencing on and after April 15, 2013.  Sellers agree to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable and documented fees, disbursements and expenses of counsel to Buyer, and (ii) all the due diligence, inspection, testing and review (including but not limited to any loan level file review of any Loans and all on-going due diligence costs) and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to this Section 23, Sections 25 and 43 hereof, subject to the limitations set forth in Section 43.  Sellers also agree not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c)            If Sellers fail to pay when due any costs, expenses or other amounts payable by them under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Sellers by Buyer (including without limitation by Buyer netting such amount from the proceeds of any Purchase Price paid by Buyer to Sellers hereunder), in its sole discretion and Sellers shall remain liable for any such payments by Buyer.  No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(d)            Without prejudice to the survival of any other agreement of Sellers hereunder, the covenants and obligations of Sellers contained in this Section 23 shall survive the termination of this Agreement, the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Certificates by Buyer against full payment therefor.

24.          WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Each Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

25.          REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Sellers’ obligation (unless and to the extent that Sellers are the prevailing party in any dispute, claim or action relating thereto).  Sellers agree to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable and documented out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

26.          FURTHER ASSURANCES

Sellers agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

27.          SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

28.          BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

29.          AMENDMENTS

Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Sellers and Buyer and any provision of this Agreement may be waived by Buyer.

30.          RESERVED

31.          SURVIVAL

The obligations of Sellers under Sections 3(e), 5, 23, 25 and 43 hereof, and repurchase and indemnity obligations arising out of any breach of a representation, warranty or covenant made pursuant to Sections 12 and 13 hereof during the term of this Agreement, and any other reimbursement or indemnity obligation of Sellers to Buyer pursuant to this Agreement or any other Program Document shall survive the repurchase of the Loans and Certificates hereunder, the purchase of any Loans and Certificates pursuant to a takeout commitment and the termination of this Agreement.  In addition, each representation and warranty made, or deemed to be made by a request for a purchase, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of purchasing any Loan or Certificate, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such purchase was made.

32.          CAPTIONS

The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

33.          COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.  The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by e-mail and/or by facsimile.  The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

34.          SUBMISSION TO JURISDICTION; WAIVERS

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)            SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE

COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)            CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)            AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)            AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

35.         WAIVER OF JURY TRIAL

EACH SELLER AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

36.         ACKNOWLEDGEMENTS

Each Seller hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents to which it is a party;

(b)            Buyer has no fiduciary relationship to such Seller; and

(c)            no joint venture exists among or between Buyer and such Seller.

37.         RESERVED

38.         ASSIGNMENTS; PARTICIPATIONS

(a)            Sellers may assign their rights or obligations hereunder only with the prior written consent of Buyer.  Buyer may assign or transfer all or any of its rights and obligations under this Agreement and the other Program Documents to (a) any Affiliate of Buyer or (b) with the Sellers’ consent, any bank or other financial institution that makes or invests in repurchase agreements or loans.

(b)            Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Loans or Certificates, or any other interest of Buyer hereunder and under the other Program Documents.  In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Sellers shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Sellers shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents.  Sellers agree that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof.  Buyer also agrees that each Participant shall be entitled to the benefits of Sections 3(d), 3(h), 5 and 23 with respect to its participation in the Purchased Assets and Purchased Items outstanding from time to time, and shall be subject to the requirements and limitations therein, including the requirements under Section 5(d) (it being understood that the documentation required under Section 5(d) shall be delivered to the participating Buyer; provided, that Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than Buyer would have been entitled to receive had no such transfer occurred.

(c)            Buyer may furnish any information concerning Sellers and Guarantor or any of their Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit C) and only for the sole purpose of evaluating assignments or participations and for no other purpose.

(d)            Sellers agree to cooperate with Buyer in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation.  Sellers further agree to furnish to any Participant identified by Buyer to Sellers copies of all reports and certificates to be delivered by Sellers to Buyer hereunder, as and when delivered to Buyer.

39.         SINGLE AGREEMENT

Sellers and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

40.          INTENT

Sellers and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of Title 11 of the USC, a “securities contract” as that term is defined in Section 741(7)(A)(i) of Title 11 of the USC, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of Title 11 of the USC.  Sellers and Buyer further intend that Buyer be entitled to, without limitation, the liquidation, termination, acceleration, setoff and non-avoidability rights afforded to parties such as Buyer to “repurchase agreements”, pursuant to sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code; “securities contracts”, pursuant to sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code; and “master netting agreements,” pursuant to sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code.

It is understood that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.

41.          CONFIDENTIALITY

The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Sellers and Buyer in strict confidence and shall not be disclosed to any third party without the consent of the other parties, except for (i) disclosure to Sellers’ or Buyer’s Affiliates, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) upon prior written notice to the other party, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior written notice to Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any hedge instrument, or (iv) when circumstances reasonably permit, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii), (iii) and (iv), each party shall take reasonable actions to provide the other party with prior written notice; provided further that in the case of (iv), neither party shall file any of the Program Documents other than the Agreement with the SEC or state securities office unless such party shall have provided at least five (5) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to the other party.  Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

42.          SERVICING

(a)            Seller covenants to maintain or cause the servicing of the Loans to be maintained in conformity with Accepted Servicing Practices and pursuant to the related Servicing Agreement.  In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the termination thereof by Buyer pursuant to subsection (d) below, (ii) thirty (30) days after the last Purchase Date related to the applicable Certificates, (iii) a Default or an Event of Default, (iv) the date on which all the Obligations have been paid in full, or (v)  the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.  Upon any such termination, Sellers shall comply with the requirements set forth in Section 13(ee) as to the delivery of the Servicing Records and the physical servicing of each Loan.

(b)            With respect to all Loans, Sellers agree that Buyer or the Trust, as applicable, is the owner of the Servicing Rights and all servicing records with respect to the related Loans, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”).  At all times during the term of this Agreement, Sellers covenant to hold or cause the Servicer to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including Custodian) at Buyer’s request or otherwise as required by operation of Section 13(ee) hereof.  It is understood and agreed by the parties that prior to an Event of Default, applicable Servicer shall retain the servicing fees with respect to the Loans.

43.          PERIODIC DUE DILIGENCE REVIEW

Sellers acknowledge that Buyer has the right to perform continuing due diligence reviews with respect to the Loans, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Sellers agree that upon reasonable (but no less than three (3) Business Days’) prior notice to Sellers (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Asset Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Sellers and/or Custodian.  Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Asset Files and the Loans.  Without limiting the generality of the foregoing, Sellers acknowledge that Buyer shall purchase Loans and Certificates from Sellers based solely upon the information provided by Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate the related Loans.  Buyer may underwrite the related Loans itself or engage a third party underwriter to perform such underwriting.  Sellers agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to the applicable Loans in the possession, or under the control, of Sellers.  In addition, Buyer has the right to perform continuing Due Diligence Reviews (including, without limitation, operational, legal, corporate and background due diligence) of Sellers and Guarantor and their directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof.  Sellers and Buyer further agree that all reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 43 shall be paid by Sellers; provided that, in the absence of a Default or an Event of Default, any such costs and expenses payable by Sellers shall not exceed $500 per Loan with respect to loan-level due diligence and, with respect to onsite due diligence reviews of the Sellers or Guarantor, $25,000 in the aggregate in any calendar year.  For the avoidance of doubt, upon the occurrence of a Default or an Event of Default, the foregoing dollar limitations shall not apply.

44.          SET-OFF

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Sellers, any such notice being expressly waived by Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller.  Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer or its Affiliates to Sellers against all of Sellers’ obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between the parties or between either Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency.  Buyer agrees promptly to notify Sellers after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.  For purposes of this Section 44, Buyer’s “Affiliates” shall be limited to Citigroup Global Markets Realty Corp.

45.          JOINT AND SEVERAL LIABILITY

The Sellers hereby acknowledge and agree that they are jointly and severally liable to the Buyer for all representations, warranties, covenants, obligations and liabilities of each of the Sellers hereunder.  The Sellers hereby further acknowledge and agree that (a) a Default or an Event of Default is hereby considered a Default or an Event of Default by each Seller, and

(b) the Buyer shall have no obligation to proceed against one Seller before proceeding against the other Seller.  The Sellers hereby waive any defense to their obligations under this Agreement based upon or arising out of the disability or other defense or cessation of liability of one Seller versus the other.  A Seller’s subrogation claim arising from payments to Buyer shall constitute a capital investment in another Seller (1) subordinated to any claims of Buyer, and (2) equal to a ratable share of the equity interests in such Seller.

46.          ENTIRE AGREEMENT

This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein.  No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WATERFALL COMMERCIAL DEPOSITOR LLC,
a Delaware limited liability company
as a Seller

By:	/s/ Frederick C. Herbst
Name:	Frederick C. Herbst
Title:	Authorized Person

SUTHERLAND ASSET I, LLC, a Delaware limited
liability company
as a Seller

By:	/s/ Frederick C. Herbst
Name:	Frederick C. Herbst
Title:	Authorized Person

CITIBANK, N.A. as Buyer

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President

[Signature Page to Master Purchase Agreement]

SCHEDULE 1A
REPRESENTATIONS AND WARRANTIES RE: PURCHASED CERTIFICATES

As to each Purchased Certificate, the Certificate Seller shall be deemed to make the following representations and warranties to Buyer as of the initial Purchase Date and as of each date such Certificate is subject to a Transaction:

(a)            Each Purchased Certificate represents a 100% ownership interest in the related Trust.

(b)            Each Purchased Certificate has been duly and validly issued pursuant to the related Trust Documents

(c)            Upon the purchase thereof under this Agreement, the Buyer is the record and beneficial owner of, and has title to, the Purchased Certificate, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Loan Agreement.

(d)            Each of the related Trust Documents is in full force and effect, and each such Trust Document was duly and validly executed and delivered by each of the parties thereto.  There are no amendments to the Trust Documents that have not been provided to Buyer.

Schedule 1A-1

SCHEDULE 1B
REPRESENTATIONS AND WARRANTIES RE: ELIGIBLE LOANS

As to each Purchased Loan and each Loan that is owned by a Trust represented by a Purchased Certificate, Sellers shall be deemed to make the following representations and warranties to Buyer as of the initial Purchase Date and as of each date such Loan and each related Certificate are subject to a Transaction:

(a)            Loans as Described.  The information set forth in the Loan Schedule with respect to the Loan is true and correct in all material respects.

(b)            Payments Current.  Except with respect to Loans identified in writing to Buyer as Delinquent, as of the initial Purchase Date, the Loan is not, and since the date of origination if such Loan has been originated within the past 12 months, has not been, 30 days or more past due in respect of any Monthly Payment without giving effect to any applicable grace period.  The Loan has not, except as disclosed to Buyer in writing, to the Seller’s knowledge, been 30 days or more past due in respect of any Monthly Payment (without giving effect to any applicable grace period) at any time since the date of origination.

(c)            No Outstanding Charges.  Except with respect to Loans identified in writing to Buyer as Delinquent, there are no defaults in complying with the terms of the Mortgage securing the Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or will be paid prior to any economic loss or forfeiture of the related Mortgaged Property or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.

(d)            Reserved.

(e)            Original Terms Unmodified.  The terms of the Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been included as a part of the related Mortgage File.  No Mortgagor in respect of the Loan has been released, in whole or in material part in a manner which would materially interfere with the benefits of the security intended to be provided.

(f)            No Defenses.  Except as set forth in clause (k), there was no valid offset, defense, counter claim or right of rescission available to the related Mortgagor with respect to any of the related Notes, Mortgages or other loan documents, including, without limitation, any such valid offset, defense, counter claim or right based on intentional fraud by the Seller in connection with the origination of the Loan, that would deny the mortgagee the principal benefits intended to be provided by the Note, Mortgage or other loan documents.  To Sellers’ knowledge, no Mortgagor under a Loan is a debtor in any state or federal bankruptcy, insolvency or similar proceeding.

(g)            Hazard Insurance.  The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by an insurer that is generally acceptable in the commercial lending market, and such other hazards as are customary in the area where the Mortgaged Property is located, against risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the

Schedule 1B-1

replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Loan, (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, (iv) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis.  If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended.  All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including without limitation, subsequent owners of the Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee.  No such notice has been received by Seller.  All premiums due and owing on such insurance policy have been paid.  The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor.  The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect.  Neither Seller nor Servicer has engaged in, and Seller has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(h)            Compliance with Applicable Laws.  At origination, each Loan complied with, or was exempt from, all applicable laws with respect to the origination of such Loan, including without limitation any laws with respect to usury.

(i)            No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission except in the case of a release of a portion of the land comprising a Mortgaged Property, as noted on the Loan Schedule.  Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(j)            Valid Lien.  The Mortgage related to and delivered in connection with each Loan constitutes a valid and, subject to the exceptions set forth in (r) below, enforceable first priority lien upon the real property included in the related Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of the Mortgage is prior to all other liens and encumbrances, and there are no liens and/or encumbrances that are

Schedule 1B-2

pari passu with or subordinate to the lien of such Mortgage, in any event except for (a) the lien for current real estate taxes, ground rents, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters that are of public record and are referred to in the related lender’s title insurance policy (or, if not yet issued, referred to in a pro forma title policy, a preliminary title policy with escrow instructions, or a “marked-up” commitment, in each case binding upon the title insurer), none of which (individually or in the aggregate), materially interferes with the security intended to be provided by such Mortgage, or the marketability or principal use of the related Mortgaged Property or the ability of the related Mortgaged Property to generate income sufficient to service such Loan, (c) exceptions and exclusions specifically referred to in such lender’s title insurance policy (or, if not yet issued, referred to in a pro forma title policy, a preliminary title policy with escrow instructions or “marked-up” commitment, in each case binding upon the title insurer), none of which (individually or in the aggregate) materially interferes with the security intended to be provided by such Mortgage, or the marketability or principal use of the related Mortgaged Property or the ability of the related Mortgaged Property to generate income sufficient to service such Loan, (d) other matters to which like properties are commonly subject, none of which (individually or in the aggregate) materially interferes with the security intended to be provided by such Mortgage, or the marketability or principal use of the related Mortgaged Property or the ability of the related Mortgaged Property to generate income sufficient to service the related Loan, (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Seller did not require to be subordinated to the lien of such Mortgage and which do not (individually or in the aggregate) materially interfere with the security intended to be provided by such Mortgage, or the marketability or principal use of the related Mortgaged Property or the ability of the related Mortgaged Property to generate income sufficient to service the related Loan, (f) condominium declarations of record and identified in such lender’s title insurance policy (or, if not yet issued, referred to in a pro forma title policy, a preliminary title policy with escrow instructions or “marked-up” commitment, in each case binding upon the title insurer) and (g) if such Loan constitutes a cross-collateralized Loan, the lien of the Mortgage for another Loan that is owned by a Trust represented by a Purchased Certificate (the foregoing items (a) through (g) being herein referred to as the “Permitted Encumbrances”).  Such Mortgage, together with any separate security agreements, chattel mortgages or equivalent instruments and UCC Financing Statements, establishes and creates a valid and, subject to the exceptions set forth in (r) below, enforceable security interest in favor of the holder thereof in all items of personal property owned by the related Mortgagor which are material to the conduct in the ordinary course of the Mortgagor’s business on the related Mortgaged Property.

(k)            Validity of Mortgage Documents.   The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions in such loan documents may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth in the foregoing clauses (i)            and (ii)) such limitations or unenforceability will not render such loan documents invalid as a whole or

Schedule 1B-3

substantially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby.  All parties to the Note, the Mortgage and any other such related agreement had legal capacity to enter into the Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties.  To Sellers’ actual knowledge, no fraud, error, negligence, omission, misrepresentation or similar occurrence with respect to a Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Loan or in the application of any insurance in relation to such Loan.

(l)             Full Disbursement of Proceeds.  The proceeds of the Loan have been fully disbursed and there is no further requirement for future advances thereunder.  Any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Note or Mortgage.

(m)           Ownership.  The Loan Seller or the applicable Trust, as applicable, is the sole owner and holder of the Loan.  Each Loan was acquired by Seller or an affiliate of Seller or the related Trust from a third party.  In connection with such sale, such third party received reasonably equivalent value and fair consideration and, in accordance with GAAP and for federal income tax purposes, reported the sale of such Loan to the related Seller, its affiliate or such Trust as a sale of its interests in such Loan.

(n)            Reserved.

(o)            Reserved.

(p)            Title Insurance.  Each Mortgaged Property securing a Loan is covered by an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy approved for use in the applicable jurisdiction (the “Title Policy”) (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment binding on the title insurer) in the original principal amount of such Loan after all advances of principal, insuring that the related Mortgage is a valid first priority lien on such Mortgaged Property, subject only to any Permitted Encumbrances.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, is assignable without the consent of the insurer, all premiums thereon have been paid and, to the Seller’s knowledge, no material claims have been made thereunder and no claims have been paid thereunder.  Seller has not, and to the Seller’s knowledge, none of Servicer or any other holder of the Loan have not done, by act or omission, anything that would materially impair the coverage under such Title Policy.  Such Title Policy contains no exclusion for, or alternatively insures (a) access to a public road or (b) against loss due to encroachment of any material improvements.

(q)            No Defaults.  Except with respect to Loans identified in writing to Buyer as Delinquent, to the Seller’s knowledge, there exists no material default, breach, violation or event

Schedule 1B-4

of acceleration under the Note or Mortgage for any Loan except as disclosed to Buyer.  No Loan is subject to judicial or non- judicial foreclosure proceedings.

(r)            No Mechanics’ Liens.  As of the date of origination and, to the Seller’s knowledge, as of the initial Purchase Date, each Mortgaged Property securing a Loan (exclusive of any related personal property) is free and clear of any and all mechanics’ and materialmen’s liens that are prior or equal to the lien of the related Mortgage and that are not bonded or escrowed for or covered by title insurance; and, to the Seller’s knowledge, no rights are outstanding that under law could give rise to any such lien that would be prior or equal to the lien of the related Mortgage and that is not bonded or escrowed for or covered by title insurance.

(s)            Location of Improvements; No Encroachments.  To the Seller’s knowledge (based solely on surveys (if any) and/or the lender’s title policy obtained in connection with the origination of each Loan), as of the date of the origination of each Loan, (a) all of the improvements on the related Mortgaged Property considered material in determining the appraised value of the Mortgaged Property at origination lay wholly within the boundaries and, to the extent in effect at the time of construction, building restriction lines of such property, except for encroachments that are insured against by the lender’s title insurance policy or that do not materially and adversely affect the value, marketability or current principal use of such Mortgaged Property, and (b) no improvements on adjoining properties encroached upon such Mortgaged Property so as to materially and adversely affect the value or marketability of such Mortgaged Property, except those encroachments that are insured against by the lender’s title insurance policy referred to in (p) above.

(t)             Reserved.

(u)            Customary Provisions.  The Loan Documents for each Loan, together with applicable state law, contain customary and, subject to the exceptions set forth in (k) above, enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including, without limitation, foreclosure or similar proceedings (as applicable for the jurisdiction where the related Mortgaged Property is located).

(v)            Reserved.

(w)           Occupancy of the Mortgaged Property.  As of the initial Purchase Date, the Mortgaged Property was either vacant or lawfully occupied under applicable law.  To the best of Seller’s knowledge based on due diligence customarily performed by prudent commercial lending institutions, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.  Seller has not received written notification from any governmental authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be.  Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.

Schedule 1B-5

(x)            No Additional Collateral.  The Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above or other collateral assigned to the applicable Trust.

(y)            Deeds of Trust.  If the Mortgage for any Loan is a deed of trust, then (a) a trustee, duly qualified under applicable law to serve as such, has either been properly designated and currently so serves or may be substituted in accordance with the Mortgage and applicable law, and (b) no fees or expenses are payable to such trustee by the applicable Trust, the Buyer or any transferee thereof except in connection with a trustee’s sale after default by the related Mortgagor or such customary fee, as may be payable, in connection with any full or partial release of the related Mortgaged Property or related security for such Loan.

(z)            Delivery of Mortgage Documents.  The Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Loan have been delivered to Custodian.  The Custodian is in possession of a complete Mortgage File in compliance with the Custodial Agreement.

(aa)          Transfer of Loans.  The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(bb)          Due-On-Sale.  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the Mortgaged Property is sold or transferred (other than in accordance with the terms of the mortgage loan documents that have customary permitted transfers and assumption provisions) without the prior written consent of the mortgagee thereunder.

(cc)           Reserved.

(dd)           Reserved.

(ee)           Mortgaged Property Undamaged.   The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect the value of the Mortgaged Property as security for the Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.  There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

(ff)           Collection Practices; Escrow Deposits: Interest Rate Adjustments.  With respect to each Loan at all times while a Seller or the related Trust has owned such Loan, the servicing practices used with respect to each Loan have been in all material respects legal, proper, and prudent.  With respect to each Loan during the period prior to a Seller or the related Trust owning such Loan, to Sellers’ knowledge, the servicing practices used with respect to each Loan have been in all material respects legal, proper and prudent.  To Sellers’ knowledge, the origination practices of the related originator of the Loan have been, in all material respects, legal and as of the date of its origination, such Loan complied in all material respects with, or

Schedule 1B-6

was exempt from, all requirements of federal, state or local law relating to the origination of such Loan.

(gg)            Reserved.

(hh)            Reserved.

(ii)              Reserved.

(jj)              Reserved.

(kk)            Construction or Rehabilitation of Mortgaged Property.  No Loan was made in connection with the construction or rehabilitation of a Mortgaged Property unless all related construction or rehabilitation has been completed.

(ll)              Reserved.

(mm)          Reserved.

(nn)            No Equity Participation.  No Loan contains any equity participation by the Mortgagee thereunder, is convertible by its terms into an equity ownership interest in the related Mortgaged Property or the related Mortgagor, provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property, or provides for the negative amortization of interest.

(oo)            Withdrawn Loans.  If the Loan has been released to Seller pursuant to a Request for Release as permitted under the Custodial Agreement, then the promissory note relating to the Loan was returned to Custodian within 10 days (or if such tenth day was not a Business Day, the next succeeding Business Day).

(pp)            Reserved.

(qq)            Reserved.

(rr)             Mortgage Submitted for Recordation.  The Mortgage has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(ss)             Reserved.

(tt)              Reserved.

(uu)            Georgia Loans.  No Loan which is secured by a Mortgaged Property which is located in the state of Georgia was originated prior to March 7, 2003.

(vv)            Reserved.

(ww)          Reserved.

Schedule 1B-7

(xx)            Interest Only Loans.  No Loan is an interest only loan, except as disclosed to Buyer.

(yy)            Consumer Credit.  No Loan constitutes consumer credit as defined under the federal Truth in Lending Act, 15 USC 1601 et seq.  (“TILA”), and its promulgating regulation, Regulation Z, 12 CFR Part 1026.  Each Loan will only be used for commercial or business purposes as defined in Section 104(1) of TILA, 15 USC 1063(1), and Section 1026.3(a)(1) Regulation Z, 12 CFR 1026.3(a)(1).  Further, none of the Loans are subject to any federal, state or local laws governing consumer credit, including, but not limited to, TILA and Regulation Z, the federal Real Estate Settlement Procedures Act and its promulgating regulation, Regulation X, the Home Ownership and Equity Protection Act and any state laws applicable to “high cost,” “predatory,” threshold” or similar loans.

(zz)             Negative Amortization Loans.  No Loan provides for negative amortization, except as disclosed to Buyer.

(aaa)           Reserved.

(bbb)          Reserved.

(ccc)           Reserved.

(ddd)          Reserved.

(eee)           Reserved.

(fff)             Insurance.  With respect to each Mortgaged Property, such Mortgaged Property is required pursuant to the related Mortgage to be (or the holder of the Mortgage can require that the Mortgaged Property be), and at origination the related originator received evidence that such Mortgaged Property was, insured by a multi-family, commercial or mixed-use general liability insurance policy (as applicable) in amounts as are generally required by multi-family, commercial and mixed-use mortgage lenders (as applicable) for similar properties, and in any event not less than $500,000 per occurrence.

(ggg)           Separate Tax Lots.  Each Mortgaged Property contains one or more separate tax lots (or will constitute separate tax lots when the next tax maps are issued) or is subject to an endorsement under the related title insurance policy.

(hhh)           Access/Utilities.  Each Mortgaged Property has adequate access to public ways and is served by utilities, including, without limitation, adequate water, sewer, electricity, gas, telephone, sanitary sewer, and storm drain facilities.  All public utilities necessary to the continued use and enjoyment of each Mortgaged Property as presently used and enjoyed are located in the public right-of- way abutting such Mortgaged Property, and all such utilities are connected so as to serve such Mortgaged Property without passing over other property.  All roads necessary for the full use of each Mortgaged Property for such Mortgaged Property’s current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are subject of access easements for the benefit of such Mortgage Property.

Schedule 1B-8

(iii)            Reserved.

(jjj)            Recourse.  The documents contained in the related Mortgage File contain provisions provided for recourse against the related Mortgagor, a principal of such Mortgagor or an entity controlled by a principal of such Mortgagor, or a natural person, for either (a) all amounts due under such Loan or (b) damages sustained in connection with the Mortgagor’s fraud or willful misrepresentation, failure to deliver insurance or condemnation proceeds or awards or security deposits to lender or to apply such sums as required such documents, failure to apply rents and other income during a default or after acceleration to either amounts owing under the loan or normal and necessary operating expenses of the property or commission of material physical waste at the Mortgaged Property.  The documents contained in the related Mortgage File contain provisions pursuant to which the related Mortgagor, a principal of such Mortgagor or an entity controlled by a principal of such Mortgagor, or a natural person, has agreed to indemnify the mortgagee for damages resulting from violations of any applicable environmental covenants.

(kkk)         Cross-Collateralization.  No Loan is cross-collateralized or cross-defaulted with any loan which is not owned by the same applicable Trust.

(lll)            Reserved.

(mmm)      Assignment of Leases and Rents.  Any assignment of leases, rents and profits or similar document or instrument executed by the related Mortgagor in connection with the origination of the related Loan, as such document may be amended, modified, renewed or extended from time to time (the “Assignment of Leases and Rents”) was duly executed, acknowledged and delivered and establishes and creates a valid and, subject to the exceptions set forth in clause (k) herein, enforceable first priority collateral assignment of, or lien on, the related Mortgagor’s interest in all leases, sub-leases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the related Mortgage, subject to legal limitations of general applicability to commercial mortgage loans similar to the Loans, and the Mortgagor and each assignor of such Assignment of Leases and Rents to the related Trust have the full right to assign the same.  Each Loan contains an Assignment of Leases and Rents, and such Assignment of Leases and Rents is included either in the related Mortgage or in a related separate assignment document, and has been assigned to the applicable Trust.  The related assignment of any Assignment of Leases and Rents not included in the related Mortgage has been executed and delivered to the Custodian in blank, is otherwise in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein (assuming that the assignee has the capacity to acquire such Assignment of Leases and Rents) all of the assignor’s right, title and interest in, to and under such Assignment of Leases and Rents.

(nnn)           Reserved.

(ooo)           Appraisal for Small Balance Commercial Loans.  An appraisal of the related Mortgaged Property was conducted in connection with the origination of the Loan, which appraisal is signed by an appraiser, who, to the Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof,

Schedule 1B-9

and whose compensation is not affected by the approval or disapproval of the Loan; in connection with the origination of the Loan, each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(ppp)            Reserved.

(qqq)            Non-conforming Uses.  At origination, the improvements located on or forming part of each Mortgaged Property securing a Loan were, and to the Seller’s knowledge are in material compliance with applicable zoning laws and ordinances or constitute a legal non-conforming use or structure (or, if any such improvement does not so comply and does not constitute a legal non-conforming use or structure, such non-compliance and failure does not materially and adversely affect (i) the value of the related Mortgaged Property as determined by the appraisal performed in connection with the origination of such Loan; or (ii) the principal use of the Mortgaged Property as of the date of the origination of such Loan).

(rrr)             Hazardous Substances.  With respect to each Mortgaged Property for which an environmental report was prepared, other than as disclosed in such environmental report, (X) no hazardous substance is present on such Mortgaged Property, such that (1) the value, use or operations of such Mortgaged Property is materially and adversely affected, or (2) under applicable federal, state or local law and regulations, (i) such hazardous substance could be required to be eliminated, remediated or otherwise responded to at a cost or in a manner materially and adversely affecting the value, use or operations of the Mortgaged Property before such Mortgaged Property could be altered, renovated, demolished or transferred or (ii) the presence of such hazardous substance could (upon action by the appropriate governmental authorities) subject the owner of such Mortgaged Property, or the holders of a security interest therein, to liability for the cost of eliminating, remediating or otherwise responding to such hazardous substance or the hazard created thereby at a cost or in a manner materially and adversely affecting the value, use or operations of the Mortgaged Property, and (Y) such Mortgaged Property is in material compliance with all applicable federal, state and local laws and regulations pertaining to hazardous substances or environmental hazards, any noncompliance with such laws or regulations does not have a material adverse effect on the value, use or operations of such Mortgaged Property and neither the Seller nor the related Mortgagor or any current tenant thereon, has received any notice of any violation or potential violation of any such law or regulation.  Each Mortgage requires the related Mortgagor to comply with all applicable federal, state and local environmental laws and regulations.

(sss)            Reserved.

(ttt)             No Releases.  No Note or Mortgage requires the mortgagee to release all or any material portion of the related Mortgaged Property that was included in the valuation for such Mortgaged Property, and/or generates income, from the lien of the related Mortgage except upon payment in full of all amounts due under the related Loan, or upon satisfaction of the defeasance provisions of such Loan, other than the Loans that require the mortgagee to grant a release of a portion of the related Mortgaged Property upon (a) the satisfaction of certain legal and underwriting requirements where the portion of the related Mortgaged Property permitted to be

Schedule 1B-10

released was not considered by the Seller or the related originator to be material in underwriting the Loan or, in the case of a substitution, where the Mortgagor is entitled to substitute a replacement parcel at its option upon the satisfaction of specified conditions, and/or (b) the payment of a release price and prepayment consideration in connection therewith, is consistent with the Seller’s normal multi-family, commercial and mixed-use mortgage lending practices (as applicable) (and in both (a) and (b), any release of the Mortgaged Property has been reflected in the Loan Schedule).  Except as described in the prior sentence (other than with respect to defeasance and substitution), no Loan permits the full or partial release or substitution of collateral unless (1) the mortgagor is entitled to substitute a replacement parcel at its unilateral option upon satisfaction of specified conditions, and (2) the mortgagee or servicer can require the Mortgagor to provide an opinion of tax counsel to the effect that such release or substitution of collateral (a) would not constitute a “significant modification” of such Loan within the meaning of Treas. Reg. §1.1001-3 and (b) would not cause such Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code.  The loan documents with respect to each Loan that permits the full or partial release or substitution of collateral requires the related Mortgagor to bear the cost of such opinion.

(uuu)            Reserved.

(vvv)            Reserved.

(www)         Commercial Loan.  Each Mortgage is a “commercial loan” and not a “consumer loan” as such terms are defined under the Federal Truth in Lending Act, 12 U.S.C. § 226 et seq. and associated regulations (“Regulation Z”).

(xxx)            Reserved.

(yyy)            Type of Mortgaged Property.  No Loan is secured by a Mortgaged Property that is a special purpose property.  No Loan is secured by a Mortgaged Property with a hotel erected thereon.  No Loan is secured by a Mortgaged Property with a gas station erected thereon.

Schedule 1B-11

SCHEDULE 2

FILING JURISDICTIONS AND OFFICES

State of Delaware

Schedule 2-1

EXHIBIT A

RESERVED

Exh. A-1

EXHIBIT B-1

SELLERS’ INDEBTEDNESS

Exh. B-1

EXHIBIT B-2

LOAN SELLER’S SUBSIDIARIES

None

Exh. B-2

EXHIBIT C

FORM OF CONFIDENTIALITY AGREEMENT

In connection with your consideration of a possible or actual acquisition of a participating interest (the “Transaction”) in an advance, note or commitment of Citibank, N.A. (“Buyer”) pursuant to a Master Repurchase Agreement among Buyer and Waterfall Commercial Depositor LLC (a “Seller”) and Sutherland Asset I, LLC (a “Seller”; or together with Waterfall Commercial Depositor LLC, the “Sellers”) dated as of May 8, 2014, you have requested the right to review certain non-public information regarding Sellers that is in the possession of Buyer.  In consideration of, and as a condition to, furnishing you with such information and any other information (whether communicated in writing or communicated orally) delivered to you by Buyer or its affiliates, directors, officers, employees, advisors, agents or “controlling persons” (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (such affiliates and other persons being herein referred to collectively as Buyer “Representatives”) in connection with the consideration of a Transaction (such information being herein referred to as “Evaluation Material”), Buyer hereby requests your agreement as follows:

1.            The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction with Buyer involving you or your affiliates, and unless and until you have completed such Transaction pursuant to a definitive agreement between you or any such affiliate and Buyer, such Evaluation Material will be kept strictly confidential by you and your affiliates, directors, officers, employees, advisors, agents or controlling persons (such affiliates and other persons being herein referred to collectively as “your Representatives”), except that the Evaluation Material or portions thereof may be disclosed to those of your Representatives who need to know such information for the purpose of evaluating a possible Transaction with Buyer (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Agreement).  You agree to be responsible for any breach of this Agreement by your Representatives.

2.            The term “Evaluation Material” does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your Representatives) or (ii) was or becomes available to you on a nonconfidential basis from a person not otherwise bound by a confidential agreement with Buyer or its Representatives or is not otherwise prohibited from transmitting the information to you.  As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.

3.            In the event that you receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, you agree to (i) immediately notify Buyer and Seller of the existence, terms and circumstances surrounding such a request, (ii) consult with Seller on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

Exh. C-1

4.            Unless otherwise required by law in the opinion of your counsel, neither you nor your Representative will, without our prior written consent, disclose to any person the fact that the Evaluation Material has been made available to you.

5.            You agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of Seller regarding the business, operations, prospects or finances of Sellers or the employment of such officer, director or employee, except with the express written permission of Sellers.

6.            You understand and acknowledge that Sellers are not making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by Buyer.  None of Sellers, their affiliates or Representatives, nor any of their respective officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material.

7.            You agree that none of Buyer or Sellers has granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by Buyer.

8.            If you determine that you do not wish to proceed with the Transaction, you will promptly deliver to Buyer all of the Evaluation Material, including all copies and reproductions thereof in your possession or in the possession of any of your Representatives.

9.            Without prejudice to the rights and remedies otherwise available to Sellers, Sellers shall be entitled to equitable relief by way of injunction if you or any of your Representatives breach or threaten to breach any of the provisions of this Agreement.  You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

10.           The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of law rules).  You submit to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement.

11.           The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon the respective successors and assigns.

12.           If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

Exh. C-2

13.           This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein.  No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by Seller and you expressly so modifying or waiving such Agreement.

14.           For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

15.           The parties intend that faxed signatures and electronically imaged signatures such as pdf files shall constitute original signatures and are binding on all parties.

Exh. C-3

Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.

CITIBANK, N.A.

By:

Confirmed and agreed to

This day of , 2014.

By:
Name
Title:

Exh. C-4

EXHIBIT D

FORM OF SERVICER INSTRUCTION LETTER

[           ], 2014

[         ], as Servicer

[                    ]

[                    ]

Attention: [        ]

Re:         Master Repurchase Agreement, dated as of May 8, 2014, by and among Citibank, N.A., (“Buyer”), Waterfall Commercial Depositor, LLC (“Certificate Seller”) and Sutherland Asset I, LLC (“Loan Seller” and together with Certificate Seller, each a “Seller” and collectively, the “Sellers”)

Ladies and Gentlemen:

[            ], in its capacity as servicer (“Servicer” or “You”) of those assets described on Schedule 1 hereto, which may be amended or updated from time to time (the “Purchased Loans”) pursuant to that [servicing agreement, dated as of [            ], by and between You and the undersigned Seller], as amended or modified, attached hereto as Exhibit A (the “Servicing Agreement”), is hereby notified that the undersigned Seller has sold to Buyer such Purchased Loans, including, without limitation, the servicing rights appurtenant thereto, pursuant to that certain Master Repurchase Agreement, dated as of May 8, 2014 (the “Agreement”), among Buyer and Sellers.

You agree to service the Purchased Loans in accordance with the terms of the Servicing Agreement for the benefit of Buyer and, except as otherwise provided herein, Buyer shall have all of the rights, but none of the duties or obligations of the undersigned Seller under the Servicing Agreement including, without limitation, any indemnification obligation or any reimbursement or payment obligations related to any servicing fees or any other fees.  No subservicing relationship shall be hereby created between You and Buyer except as expressly provided herein upon notification from Buyer of the occurrence of an Event of Default.

Upon your receipt of written notification from Buyer that an Event of Default has occurred under the Agreement (the “Default Notice”), the undersigned Seller hereby instructs you as Servicer, and You hereby agree, to remit all payments or distributions made with respect to such Purchased Loans, net of the servicing fees or any other fees payable to You from amounts received on the Purchased Loans with respect thereto pursuant to the Servicing Agreement, immediately, in accordance with Buyer’s wiring instructions provided below, or in accordance with other instructions that may be delivered to You by Buyer:

Bank: Citibank, N.A.
City: New York
ABA#: 021-000-089

Exh. D-1

A/C#: [                ]

Ref: Sutherland Asset I, LLC F/B/O Citibank, N.A. as Buyer

You agree that, following your receipt of such Default Notice, under no circumstances will You remit any such payments or distributions in accordance with any instructions delivered to You by the undersigned Seller, except if Buyer instructs You in writing otherwise.  Further, notwithstanding anything contained in the Servicing Agreement to the contrary, upon notification from Buyer of the occurrence of an Event of Default, Servicer agrees not to make any Servicing Advances without the prior written consent of Buyer.

You further agree that, upon receipt of written notification from Buyer that an Event of Default has occurred under the Agreement, Buyer shall assume all of the rights and obligations of the undersigned Seller under the Servicing Agreement, except as otherwise provided herein.  Subject to the terms of the Servicing Agreement, upon receipt of written notification from Buyer that an Event of Default has occurred under the Agreement, You shall (x) follow the instructions of Buyer with respect to the Purchased Loans and deliver to Buyer any information available to You with respect to the Purchased Loans reasonably requested by Buyer, and (y) treat this letter agreement as a separate and distinct servicing agreement between You and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in Your favor (or the favor of any third party claiming through You) under any other agreement or arrangement between You and the undersigned Seller or otherwise.  Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by You prior to such Event of Default or otherwise owed to You in respect of the period of time prior to such Event of Default.

Notwithstanding anything to the contrary herein or in the Servicing Agreement, You are hereby instructed to service each Purchased Loan for Buyer for a term of thirty (30) days (each, a “Servicing Term”) commencing as of the date such Purchased Loan becomes subject to a purchase transaction under the Agreement, which Servicing Term shall be deemed to be renewed at the end of each 30-day period subject to the following sentence.  The Servicing Term shall terminate upon the occurrence of any of the following events: (i) if the related purchase transaction is not renewed at the end of such Servicing Term and such Purchased Loan is not repurchased by the undersigned Seller, or (ii) upon receipt of written notification from Buyer that an Event of Default has occurred under the Agreement, You shall have received a written termination notice from Buyer at any time with respect to some or all of the Purchased Loans being serviced by You (each, a “Servicing Termination”).  In the event of a Servicing Termination, You hereby agree to (i) deliver all servicing and “records” relating to such Purchased Loans to the designee of Buyer at the end of each such Servicing Term and (ii) cooperate in all respects with the transfer of servicing to Buyer or its designee.  The transfer of servicing and such records by You shall be in accordance with customary standards in the industry and the terms of the Servicing Agreement and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors.  Notwithstanding anything herein to the contrary, Seller shall be responsible for any servicing release fees and other amounts payable to the Servicer under the Servicing Agreement in connection with the termination of the Servicer.

Exh. D-2

Further, following any Servicing Termination solely with respect to the Purchased Loans that are subject to such Servicing Termination, You hereby constitute and appoint Buyer and any officer or agent thereof, with full power of substitution, as Your true and lawful attorney-in-fact with full irrevocable power and authority in Your place and stead and in Your name or in Buyer’s own name, to direct any party liable for any payment under any such Purchased Loans to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, the right to send “goodbye” and “hello” letters on Your behalf.  You hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

For the purpose of the foregoing, the term “records” shall be deemed to include but not be limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Purchased Loans.

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.  Any notices to Buyer should be delivered to the following address: Citibank, N.A. 390 Greenwich Street, New York, NY 10013, Attention: Bobbie Theivakumaran, Facsimile No.: (646) 291-3799, Telephone No.: (212) 723-6753.

Very truly yours,

SUTHERLAND ASSET I, LLC, as a Seller

By:
Name:
Title:

Acknowledged and Agreed as of this th day of , 2014:

[ ], as Servicer

By:
Name:
Title:

CITIBANK, N.A., as Buyer

Exh. D-3

By:
Name:
Title:

Exh. D-4

EXHIBIT E

FORM OF OWNER TRUSTEE INSTRUCTION LETTER

[         ], as

[                    ]

[                    ]

Attention: [        ]

Re:         Master Repurchase Agreement, dated as of May 8, 2014, by and among CITIBANK, N.A., (“Buyer”), and WATERFALL COMMERCIAL DEPOSITOR LLC as a seller (“Seller”) and SUTHERLAND ASSET I, LLC as a seller

Ladies and Gentlemen:

Reference is hereby made to (i) a master trust agreement dated as of [        ] (as amended, restated, supplemented or otherwise modified from time to time, the “Master Trust Agreement”) among the Seller, as depositor (the “Depositor”), [        ] (“[        ]”), as paying Lender (in such capacity, the “Paying Lender”) and as securities intermediary (in such capacity, the “Securities Intermediary”), and [         ], as owner trustee (the “Owner Trustee”) and (ii) a series trust agreement dated as of [        ], in respect of the Trust (as amended, restated, supplemented or otherwise modified from time to time, the “Series [  ] Trust Agreement,” and together with the Master Trust Agreement, the “Trust Agreement”), among the Depositor, the Paying Lender, the Securities Intermediary and the Owner Trustee, the Trust issued a Trust Certificate evidencing 100% legal and beneficial interest in the Trust and the Contributed Assets (as defined in the Trust Agreement), including, without limitation, the Contributed SBC Loans held by the Trust (the “Trust Certificate”) and (ii) the administrative agency agreement dated as of [        ] (as amended, restated, supplemented or otherwise modified from time to time, the “Administrative Agency Agreement”) between the Depositor, Waterfall Asset Management, LLC, as trust’s agent (the “Trust’s Agent”).

Pursuant to the Trust Agreement, the Depositor [will transfer][has transferred] certain mortgage loans listed on Schedule B attached hereto (the “Contributed SBC Loans”) to [Trust Name], Series [  ] (the “Trust”) and the Trust will issue a certain trust certificate evidencing 100% legal and beneficial interest in the Trust (the “Trust Certificate”).

The Trust, the Paying Agent, the Securities Intermediary, the Owner Trustee, the Custodian and the Trust’s Agent are hereby notified that, as of the date hereof, the Seller has sold all of its right, title and interest in, to and under the Trust Certificate to the Buyer pursuant to the terms and conditions of the Repurchase Agreement.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement or the Trust Agreement, as applicable.

Exh. E-1

1.  Obligations upon a Buyer Direction Notice.  Upon receipt of a written notice from the Buyer of Buyer’s determination that a default has occurred pursuant to the Repurchase Agreement and notifying the Owner Trustee of Buyer’s intention to exercise its right to direct the Owner Trustee with respect to the Trust (a “Buyer Direction Notice”), each of the Seller (including in its capacity as Depositor under the Trust Agreement), the Paying Agent, the Trust, the Trust’s Agent, the Custodian and the Owner Trustee hereby acknowledges and agrees that (i) the Seller (including in its capacity as Depositor under the Trust Agreement), the Paying Agent, the Trust, the Trust’s Agent, the Custodian and the Owner Trustee, to the extent set forth in the Trust Agreement shall take the direction of the Buyer and no other Person with respect to the Contributed SBC Loans, and shall to deliver to the Buyer any information with respect to Trust reasonably requested by the Buyer, (ii) the Buyer shall be entitled to all of the rights of the Certificateholder under the Trust Agreement, and of the Depositor and the Trust’s Agent under the Trust Agreement and the Administrative Agency Agreement, (iii) the Buyer may promptly terminate the Trust Agreement and unwind the Trust in accordance with the termination provisions in the Trust Agreement and (iv) the Seller (including in its capacity as Depositor under the Trust Agreement), the Paying Agent, the Trust, the Trust’s Agent, the Custodian and the Owner Trustee shall, to the extent set forth in the Trust Agreement reasonably cooperate with the unwind of the Trust, and the transfer of the Contributed SBC Loans to the Buyer or the Buyer’s designee, as may be directed by the Buyer, to the extent set forth in the Trust Agreement and, with respect to the Owner Trustee, as is consistent with the scope of its duties under the Trust Agreement.

Notwithstanding anything to the contrary herein or in the Trust Agreement or the Administrative Agency Agreement, in no event shall the Buyer be liable for any fees, indemnities, costs, reimbursements or expenses of the Seller (including in its capacity as Depositor under the Trust Agreement), the Paying Agent, the Trust, the Trust’s Agent, the Custodian and the Owner Trustee incurred prior to the receipt of such Buyer Direction Notice and instead any fees indemnities, costs, reimbursements or expenses from such time shall remain the obligation of the Persons or other source specified in the Trust Agreement and the Administrative Agency Agreement, as applicable.

Notwithstanding any contrary information or direction which may be delivered to the Paying Agent, the Trust, the Trust’s Agent, the Custodian and the Owner Trustee by the Seller (including in its capacity as Depositor or Certificateholder under the Trust Agreement), such Person may conclusively rely on a Buyer Direction Notice delivered by the Buyer and after delivery of such Buyer Direction Notice, such Person may conclusively rely on any information or direction delivered by the Buyer.

Upon receipt of a Buyer Direction Notice from the Buyer, (i) any provision of the Trust Agreement which allows the Owner Trustee, the Paying Agent or the Custodian to rely upon direction from the Depositor, the Trust’s Agent or the Certificateholders shall apply to protect the Owner Trustee, the Paying Agent or the Custodian in relying on directions received from the Buyer (ii) to the extent the Owner Trustee has duties (including fiduciary duties) to the Certificateholders, such duties shall be eliminated and the Owner Trustee shall not be liable to any Certificateholder for actions taken at the direction of the Buyer, (iii) all of the Owner Trustee’s, the Paying Agent’s or the Custodian’s rights, protections, immunities and standard of care under the Trust Agreement shall apply to the Owner Trustee, the Paying Agent or the

Exh. E-2

Custodian with respect to the Buyer and (iv) the Owner Trustee is authorized to execute on behalf of the Trust any documents requested in writing by the Buyer, including without limitation, any powers of attorney contemplated herein and any documents necessary to transfer the servicing of the Trust Assets to a successor servicer selected by the Buyer.

None of the Owner Trustee, the Paying Agent or the Custodian shall be required to expend or risk its own funds or otherwise incur any personal financial liability in taking any action at the direction of the Buyer hereunder or under the Trust Agreement if the Owner Trustee, the Paying Agent or the Custodian shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it (as such and in its individual capacity).

2.  Remittances.  For so long as the Repurchase Agreement is in effect, notwithstanding that the Trust Certificate shall be registered in the name of the Seller, the Seller hereby irrevocably authorizes, directs and instructs the Paying Agent to distribute to the Buyer, as designee of the Seller, the distribution to be made in respect of the Trust Certificate on each Remittance Date pursuant to Section 4.02(d) of the Master Trust Agreement or otherwise.  Such funds shall be distributed by wire transfer of immediately available funds in accordance with the instructions specified below:

Wire Transfer Instructions Bank Name:
Address:
ABA Routing Number: DDA Number:
Account Name:
Ref:
Attention:

3.  Power of Attorney.  In connection with any distribution in-kind, sale or other disposition of Contributed SBC Loans held by the Trust, the Trust hereby grants and furnishes to the Buyer a limited power of attorney (the “Power of Attorney”), which Power of Attorney shall be exercisable by the Buyer only after the Trust’s receipt of a Buyer Direction Notice from the Buyer.  The Trust shall be entitled to conclusively rely on such Buyer Direction Notice.  In connection with such Power of Attorney, after delivery of a Buyer Direction Notice, the Trust agrees to enter into any other documents as provided to it that are necessary or appropriate to enable the Buyer to execute in the name of the Trust all documents reasonably required to perform such transfer on behalf of the Trust, including without limitation the execution in the name of the Trust of any bill of sale or other assignment document in connection therewith.  The Trust shall have no responsibility for any action of the Buyer pursuant to such Power of Attorney or any related additional documentation and shall be indemnified by the Buyer for any cost, liability or expense incurred by the Trust in connection with the Buyer’s misuse of such Power of Attorney.  Once effective, such Power of Attorney shall continue until either the earlier of (i) receipt by the Buyer from the Trust of written termination of such Power of Attorney and (ii) the termination of the Trust.  In addition, upon the Trust’s receipt of a Buyer Direction Notice from the Buyer, any power of attorney that may have been granted by the Trust to the Owner Trustee or the Trust’s Agent pursuant to the Trust Agreement or the Administrative Agency Agreement shall terminate and be of no further force or effect, without any further action by the Trust, the Buyer or any other Person.

Exh. E-3

4.  Amendment of Trust Agreement.  Each of the Paying Agent and the Owner Trustee hereby agree not to consent to any amendment of the Trust Agreement unless the Depositor (in its capacity as Seller under the Repurchase Agreement) has obtained the written consent of the Buyer in respect of such proposed amendment and furnished a copy of such consent to each of the Paying Agent, the Securities Intermediary and the Owner Trustee.

5.  Establishment of Collection Account.  Except as required for deposit into the Collection Account in accordance with this paragraph, no amounts deposited into the Trust Account shall be removed without Buyer’s prior written consent.  The Owner Trustee shall follow the instructions of Buyer with respect to the Loans and deliver to Buyer any information with respect to the Loans reasonably requested by Buyer.

6.  Owner Trustee Disclaimer.  It is expressly understood and agreed by the parties hereto that solely in respect of the Trust (a) this Agreement is executed and delivered by [trustee], not individually or personally but solely as owner trustee of the applicable Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by [TRUSTEE] but made and intended for the purpose of binding only the Trust, (c) other than any express obligations of the Owner Trustee set forth hereunder, nothing herein contained shall be construed as creating any liability on [TRUSTEE], individually or personally, to perform any covenants, either expressed or implied, contained herein, all personal liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (d) under no circumstances shall [TRUSTEE], be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related document.

Very truly yours,

[SELLER]

By:

Name:
Title:

ACKNOWLEDGED:

[OWNER TRUSTEE]

,
By:

Exh. E-4

Name:
Title:
Telephone:
Facsimile:

Exh. E-5

EXHIBIT F

FORM OF [SELLER’S/GUARANTOR’S] OFFICER’S CERTIFICATE

[SELLER] [GUARANTOR]

I,                      , hereby certify that I am the duly elected Secretary of [Seller] [Guarantor], a                       (the “Company”), and further certify, on behalf of the Company as follows:

1.            Attached hereto as Annex I is a true and correct copy of the Certificate of Formation of the Company as is in full force and effect on the date hereof.  Attached hereto as Annex II is a true and correct copy of the [partnership][trust] agreement of the Company as is in full force and effect on the date hereof.  Attached hereto as Annex III is a Certificate of Good Standing of the Company, issued by the Secretary of the State of                       dated [Date].  No event has occurred since the date of such good standing certificate which has affected the good standing of the Company under the laws of the state of                      .

2.            Each person who, as an officer or attorney-in-fact of the Company, signed (a) the Master Repurchase Agreement (as amended, the “Repurchase Agreement”), dated as of May 8, 2014, by and between the [Company] and Citibank, N.A. (“Buyer”); (b) the Pricing Letter (the “Pricing Letter”), dated May 8, 2014, executed by the Company and Buyer; and (c) any other document delivered prior hereto or on the date hereof in connection with the transactions contemplated in the Repurchase Agreement was, at the respective times of such signing and delivery, and is as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

3.            Attached hereto as Annex IV is a true and correct copy of the resolutions duly adopted by the partners of the Company as of                      , 2014 (the “Resolutions”) with respect to the authorization and approval of the transactions contemplated in the Repurchase Agreement; said Resolutions have not been amended, modified, annulled or revoked and are in full force and effect on the date hereof

4.            Annex V attached hereto sets forth the names, titles, and specimen signatures of individuals who are duly elected, qualified and acting officers of the Company as of the date hereof, each of whom is authorized to execute and deliver on behalf of the Company, the Repurchase Agreement, the other Program Documents and any other agreements, documents, certificates or writings in connection therewith which are required of the Company to effect or evidence the Repurchase Agreement.

5.            All of the representations and warranties of the Company contained in the Repurchase Agreement were true and correct in all material respects as of the date of the Repurchase Agreement and are true and correct in all material respects as of the date hereof.

Exh. F-1

6.            Company has performed all of its duties and has satisfied all of the conditions on its part to be performed or satisfied pursuant to the Repurchase Agreement on or prior to the date hereof.

7.            No Event of Default, nor any event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default under the Loan Agreement has occurred as of the date hereof.

8.            There are no actions, suits or proceedings pending or, to my knowledge threatened, against or affecting the Company which, if adversely determined either individually or in the aggregate, would adversely affect the Company’s obligations under the Program Documents.  No proceedings that could result in the liquidation or dissolution of the Company are pending or contemplated.

All capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Repurchase Agreement.

Exh. F-2

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the

Dated:

[Seal]

[SELLER][GUARANTOR]

By:
Name:
Title:

I                       ,                          of [Seller][Guarantor] hereby certify that               is the duly elected, qualified and action              of [Seller][Guarantor] and that the signature appearing above is the genuine signature of such person.

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:

[Seal]

[SELLER][GUARANTOR]

By:
Name:
Title:

Exh. F-3

Annex I

To Officer’s Certificate

CERTIFICATE OF FORMATION

[See attached]

Exh. F-4

Annex II

To Officer’s Certificate

LIMITED LIABILITY COMPANY AGREEMENT

[See attached]

Exh. F-5

Annex III

To Officer’s Certificate

GOOD STANDING CERTIFICATE

[See attached]

Exh. F-6

Annex IV

To Officer’s Certificate

RESOLUTIONS

[See attached]

Exh. F-7

Annex V

To Officer’s Certificate

INCUMBENCY

Name	Office	Date	Signature

Exh. F-8

EXHIBIT G

FORM OF SECURITY RELEASE CERTIFICATION

[insert date]

Citibank, N.A.
390 Greenwich Street, 4th Floor
New York, New York 10013
Attention:

Re:         Security Release Certification

Effective as of      [DATE]           [         ] hereby relinquishes any and all right, title and interest it may have in and to the Loans described in Exhibit A attached hereto upon the transfer thereof to the [Trust], as of the date and time of receipt by [         ] of $          for such Loans (the “Date and Time of Sale”) and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Loans have been delivered and released to Seller named below or its designees as of the Date and Time of Sale.

Name and Address of Lender:

[Custodian]
[ ]
For Credit Account No. [ ]
Attention: [ ]
Phone: [ ]
Further Credit — [ ]

[NAME OF WAREHOUSE LENDER]

By:
Name:
Title:

Seller named below hereby certifies to Buyer that, as of the Date and Time of Sale of the above mentioned Loans to Buyer, the security interests in the Loans released by the above named [corporation] comprise all security interests relating to or affecting any and all such Loans.  Seller warrants that, as of such time, there are and will be no other security interests affecting any or all of such Loans.

[SELLER]

By:
Name:
Title:

Exh. G-1

EXHIBIT TO SECURITY RELEASE CERTIFICATION

[List of Loans]

Exh. G-2

EXHIBIT H

Notices

To the Loan Seller:

SUTHERLAND ASSET I, LLC

Address for Notices:

c/o Waterfall Asset Management, LLC
1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attention: Glenn Guszkowski
Telephone: (212) 257-4639
Mobile: (646) 265-8783
Email: gguszkowski@WaterfallAM.com

To the Certificate Seller:

WATERFALL COMMERCIAL DEPOSITOR LLC

Address for Notices:

c/o Waterfall Asset Management, LLC
1140 Avenue of the Americas,7th Floor
New York, NY 10036
Attention: Tom Buttacavoli
Telephone: (212) 843-8907
Fax: (212) 257-4699
Email: tbutta@waterfallam.com

To the Buyer:

CITIBANK, N.A.

Address for Notices:

390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Bobbie Theivakumaran
Telephone No.: (212) 723-6753
Fax No.: (646) 291-3799

Exh. H-1

EXHIBIT I

FORM OF POWER OF ATTORNEY (CERTIFICATE SELLER)

POWER OF ATTORNEY

WHEREAS, CITIBANK, N.A. (“Buyer”), WATERFALL COMMERCIAL DEPOSITOR LLC (“Certificate Seller”) and SUTHERLAND ASSET I LLC have entered into the Master Repurchase Agreement dated as of May 8, 2014 (as amended, restated, supplemented or otherwise modified, the “Repurchase Agreement”) pursuant to which Buyer has agreed to provide financing from time to time with respect to certain securities and the related underlying mortgage loans (the “Assets”) subject to the terms therein;

WHEREAS, Certificate Seller has agreed to give to Buyer a power of attorney on the terms and conditions contained herein in order for Buyer to take any action that Buyer may deem necessary or advisable to accomplish the purposes of the Repurchase Agreement;

NOW THEREFORE, Certificate Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Certificate Seller and in the name of Certificate Seller or in its own name, from time to time in Buyer’s discretion:

(i)          in the name of Certificate Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Assets whenever payable;

(ii)         to pay or discharge taxes and liens levied or placed on or threatened against the Assets;

(iii)        (A) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, to send “goodbye” letters and Section 404 Notices on behalf of Certificate Seller and any applicable Servicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Assets; (E) to defend any suit, action or proceeding brought against Certificate Seller with respect to any Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell,

Exh. I-1

transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Certificate Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Assets and Buyer’s Liens thereon and to effect the intent of the Repurchase Agreement, all as fully and effectively as Certificate Seller might do;

(iv)         for the purpose of effecting the transfer of servicing with respect to the Assets from Certificate Seller and any applicable Servicer to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Certificate Seller hereby gives Buyer the power and right, on behalf of Certificate Seller, without assent by Certificate Seller, to, in the name of Certificate Seller or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters and Section 404 Notices on behalf of Certificate Seller and any applicable Servicer in connection with such transfer of servicing;

(v)         for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law; and

(vi)         to direct the owner trustee and paying agent to take any action permitted to be taken upon direction from Certificate Seller, as depositor, under (i) the Master Trust Agreement dated as of January 31, 2012 by and between the Certificate Seller as depositor, Wells Fargo Bank, National Association as paying agent and securities administrator and U.S. Bank Trust National Association as owner trustee and (ii) the Series Trust Agreement, dated February 10, 2012 by and between Certificate Seller as depositor, Wells Fargo Bank, National Association as paying agent and securities intermediary, and U.S. Bank Trust National Association as owner trustee, in each case as such agreements may be amended from time to time in accordance with their respective terms.

Certificate Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

Certificate Seller also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Assets and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to

Exh. I-2

Certificate Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

IN ORDER TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, CERTIFICATE SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND CERTIFICATE SELLER ON ITS OWN BEHALF AND ON BEHALF OF CERTIFICATE SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

Exh. I-3

IN WITNESS WHEREOF Certificate Seller has caused this Power of Attorney to be duly executed and Certificate Seller’s seal to be affixed this        day of         , 2014.

WATERFALL COMMERCIAL DEPOSITOR LLC,

as Certificate Seller

By:
Name:
Title:

Exh. I-4

STATE OF	)
) ss.:
COUNTY OF	)

On the      day of            , 2014 before me, the undersigned, a Notary Public in and for said State, personally appeared                    , known to me to be                     of Waterfall Commercial Depositor LLC, the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

Exh. I-5

EXHIBIT J

FORM OF POWER OF ATTORNEY (LOAN SELLER)

POWER OF ATTORNEY

WHEREAS, CITIBANK, N.A. (“Buyer”), WATERFALL COMMERCIAL DEPOSITOR LLC and SUTHERLAND ASSET I, LLC (“Loan Seller”) have entered into the Master Repurchase Agreement dated as of May 8, 2014 (as amended, restated, supplemented or otherwise modified, the “Repurchase Agreement”) pursuant to which Buyer has agreed to provide financing from time to time with respect to certain mortgage loans (the “Assets”) subject to the terms therein;

WHEREAS, Loan Seller has agreed to give to Buyer a power of attorney on the terms and conditions contained herein in order for Buyer to take any action that Buyer may deem necessary or advisable to accomplish the purposes of the Repurchase Agreement;

NOW THEREFORE, Loan Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Loan Seller and in the name of Loan Seller or in its own name, from time to time in Buyer’s discretion:

(i)           in the name of Loan Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Assets whenever payable;

(ii)          to pay or discharge taxes and liens levied or placed on or threatened against the Assets;

(iii)        (A) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, to send “goodbye” letters and Section 404 Notices on behalf of Loan Seller and any applicable Servicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Assets; (E) to defend any suit, action or proceeding brought against Loan Seller with respect to any Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully

Exh. J-1

and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Loan Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Assets and Buyer’s Liens thereon and to effect the intent of the Repurchase Agreement, all as fully and effectively as Loan Seller might do;

(iv)         for the purpose of effecting the transfer of servicing with respect to the Assets from Loan Seller and any applicable Servicer to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Loan Seller hereby gives Buyer the power and right, on behalf of Loan Seller, without assent by Loan Seller, to, in the name of Loan Seller or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters and Section 404 Notices on behalf of Loan Seller and any applicable Servicer in connection with such transfer of servicing; and

(v)         for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.

Loan Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

Loan Seller also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Assets and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Loan Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

IN ORDER TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, LOAN SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND LOAN SELLER ON ITS OWN BEHALF AND ON BEHALF OF LOAN SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

Exh. J-2

IN WITNESS WHEREOF Loan Seller has caused this Power of Attorney to be duly executed and Loan Seller’s seal to be affixed this      day of            , 2014.

SUTHERLAND ASSET I, LLC,
as Loan Seller

By:
Name:
Title:

Exh. J-3

STATE OF	)
) ss.:
COUNTY OF	)

On the      day of            , 2014 before me, the undersigned, a Notary Public in and for said State, personally appeared                    , known to me to be                     of Sutherland Asset I, LLC, the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

Exh. J-4